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As filed with the Securities and Exchange Commission on July 22, 2003

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENGROWTH ENERGY TRUST
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	98-0185056 (I.R.S. Employer Identification No.)
Petro-Canada Centre — East Tower 2900, 111 - 5th Avenue S.W. Calgary, Alberta T2P 3Y6, Canada Tel: (403) 233-0224 (Address and telephone number of Registrant's principal executive offices)

John K. Whelan, Esq.
Carter Ledyard & Milburn LLP, 2 Wall Street, New York, New York 10005
Tel: (212) 732-3200
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Brad D. Markel, Esq. Bennett Jones LLP 4500 Bankers Hall East 855 - 2nd Street S.W. Calgary, Alberta T2P 4K7 Canada Tel: (403) 298-3100	David A. Spencer, Esq. Fraser Milner Casgrain LLP 30th Floor, Fifth Avenue Place 237 - 4th Avenue S.W. Calgary, Alberta T2P 4X7 Canada Tel: (403) 268-7000

Province of Alberta, Canada
(Principal jurisdiction regulating this offering (if applicable))

Approximate date of commencement of proposed sale to the public:
As soon as possible after this registration statement becomes effective.

        It is proposed that this filing shall become effective (check appropriate box)

A.
☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.
☐ at some future date (check the appropriate box below)

1.
☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.
☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar or sooner days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.
☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.
☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee

Trust Units	8,500,000	$12.32 (U.S.)(1)	$104,720,000 (U.S.)	$8,471.85 (U.S.)

(1)
Estimated solely for the purpose of determining the registration fee. The proposed maximum price per Trust Unit is $16.95 (Canadian), which has been converted into United States dollars using the noon buying rate on July 11, 2003, in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York ($1 Canadian = $.7266 U.S.).

        If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1.    Home Jurisdiction Document

        This Registration Statement contains two forms of prospectus: one to be used in the United States in connection with the offering of Trust Units (the "U.S. Prospectus") and one to be used in connection with the offering of Trust Units in Canada (the "Canadian Prospectus"). The two forms of prospectus are identical except that they contain different front covers and tables of contents. In addition, only the Canadian Prospectus includes certificates of the Registrant and the Underwriters and the section titled "Statutory Rights of Withdrawal and Rescission," and only the U.S. Prospectus includes the sections titled "Exchange Rate Table," "Presentation of Our Reserve Information," "Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada," "Certain United States Federal Income Tax Considerations," "Available Information," "Documents Filed as Part of the U.S. Registration Statement," "Comments for United States Readers on Differences Between Canadian and United States Reporting Standards" (in Appendix A to the U.S. Prospectus), "Reconciliation of Schedule of Revenue and Expenses associated with the northern British Columbia oil and natural gas assets acquired from the Calpine Canada Natural Gas Partnership by Pengrowth Corporation to United States Generally Accepted Accounting Principles" (in Appendix B of the U.S. Prospectus), and "Reconciliation of Interim Consolidated Financial Statements of Pengrowth Energy Trust for the Three Months Ended March 31, 2003 to United States Generally Accepted Accounting Principles" (Exhibit 4.7 to this Registration Statement). The form of U.S. Prospectus is included in its entirety beginning on the next page and is followed by only those pages in the Canadian Prospectus that differ from those in the U.S. Prospectus.

Item 2.    Additional Information

        Reconciliations of Canadian financial statements to U.S. GAAP appear (1) on pages 76-80 of the Registrant's 2002 Annual Report, which is Appendix B to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002, and (2) as Exhibits 4.7 and 4.8 to this Registration Statement.

Item 3.    Informational Legends

        The legends required by this Item 3 appear on the front cover page of the U.S. Prospectus.

Item 4.    Incorporation of Certain Information by Reference

        See the Exhibits 4.1 through 4.6 listed in the Exhibit Index in Part II of this Registration Statement. As noted on page 6 of the U.S. Prospectus, copies of such exhibits may be obtained upon request, without charge, from the Corporate Secretary, Pengrowth Corporation, Petro-Canada Centre — East Tower, 2900, 111 - 5th Avenue S.W., Calgary, Alberta T2P 3Y6, Canada, Telephone (403) 233-0224.

Item 5.    List of Documents Filed with the Commission

        See the list of documents in the U.S. Prospectus under the caption "Documents Filed as Part of the U.S. Registration Statement."

I-1

New Issue	July 21, 2003

PENGROWTH ENERGY TRUST
$144,075,000 (Canadian)
8,500,000 Trust Units

        This short form prospectus qualifies the distribution of 8,500,000 trust units of Pengrowth Energy Trust at a price of $16.95 (Canadian) per trust unit. Pengrowth Energy Trust is a publicly traded oil and gas royalty trust created in 1988 that is governed by the laws of the Province of Alberta. The trust units covered by this prospectus will not be offered or sold by the underwriters to the public in the United States.

        Our outstanding trust units are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol PGF.UN, and on the New York Stock Exchange (the "NYSE") under the symbol PGH. On July 21, 2003, the closing price of a trust unit was $16.95 (Canadian) on the TSX and $12.04 (U.S.) on the NYSE. We have applied to list the trust units offered hereby on the TSX and the NYSE. The TSX and the NYSE have conditionally approved the listing of the trust units offered hereby, subject to Pengrowth Energy Trust fulfilling all of the requirements of such exchanges.

        We pay distributions on the 15th day of each month to unitholders of record on the 10th business day preceding payment. Subscribers for trust units will be eligible to receive all distributions commencing August 15, 2003.

        Pengrowth Energy Trust is a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the U.S. Securities and Exchange Commission, to prepare this prospectus in accordance with the disclosure requirements of Canada. You should be aware that these requirements are different from those of the United States. Pengrowth Energy Trust's consolidated financial statements incorporated by reference in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. In addition, some of the reserve information incorporated by reference in this prospectus is not comparable to the disclosure of reserves by United States oil and gas producers. See "Presentation of Our Reserve Information" on page 5.

        Your acquisition of trust units may subject you to tax consequences, both in the United States and in Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion under the caption "Certain United States Federal Income Tax Considerations." You should also consult your own tax advisor with respect to your own particular circumstances.

        Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because Pengrowth Energy Trust is organized under the laws of Alberta, Canada, the officers and directors of its administrator — Pengrowth Corporation — and its manager — Pengrowth Management — and the experts named in this prospectus are Canadian residents, and most of the assets of Pengrowth Energy Trust and of such other persons may be located in Canada.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE: $16.95 (Canadian) per Trust Unit

	Offering Price	Underwriters' Fee	Net Proceeds to Pengrowth Energy Trust(1)
	(Dollar Amounts are in Canadian dollars)
Per Trust Unit	$16.95	$0.8475	$16.1025
Total	$144,075,000	$7,203,750	$136,871,250

Notes:

(1)
Before deducting expenses of this offering estimated to be $300,000 (Canadian), which, together with the underwriters' fee, will be paid from the general funds of Pengrowth Energy Trust.

RBC Dominion Securities Inc. (as lead underwriter), BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc., Scotia Capital Inc., Canaccord Capital Corporation, Dundee Securities Corporation, Raymond James Ltd., FirstEnergy Capital Corp. and Peters & Co. Limited, as principals, conditionally offer the trust units, subject to prior sale, if, as and when issued by us and accepted by them in accordance with the conditions contained in the underwriting agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters by Bennett Jones LLP, on our behalf, and by Fraser Milner Casgrain LLP, on behalf of the underwriters. Pengrowth Energy Trust may be considered to be a connected issuer under Canadian securities laws to RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc. and Scotia Capital Inc. as these underwriters are subsidiaries of Canadian chartered banks which are lenders to Pengrowth Corporation and to which Pengrowth Corporation is presently indebted. See "Relationship Between Pengrowth Corporation and Certain Underwriters".

The underwriters may over-allot or effect transactions which stabilize or maintain the market price of the trust units at levels other than those which might otherwise prevail in the open market. See "Plan of Distribution".

Subscriptions will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. Closing of this offering is expected to occur on or about July 23, 2003, or such later date as Pengrowth Energy Trust and the underwriters may agree, but in any event not later than July 31, 2003. Definitive certificates representing the trust units will be available for delivery at closing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PENGROWTH
Principal Properties
Western Canada
B.C.
Alberta
Sask.
Bullrush
Rigel
Squirrel
Oak
Dunvegan
Fort St.John
Core Area
Nipisi
Tupper
Goose River
Swan Hills
Judy Creek
McLeod River
Core Area
Edmonton
Calgary
Quirk Creek
Monogram
Enchant
Core Area
Regina
Weyburn
East Coast Canada
Bathurst
Prince Edward Island
Charlottetown
Sydney
Glace Bay
New Brunswick
Goldboro
Sable Is.
Fredericton
Halifax
Maine
Saint John
Nova Scotia
Bangor
SOEP
Sable Offshore Energy Project
New Hampshire
Portsmouth
Dracut
Boston
Mass.

EXCHANGE RATE TABLE

       All dollar amounts set forth in this prospectus and in the documents incorporated by reference herein are Canadian dollars, except where otherwise indicated.

       The following table sets forth certain exchange rates based on the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The rates are set forth as United States dollars per $1.00 (Canadian). On July 21, 2003, the inverse of the noon buying rate was $0.7116 (U.S.) per $1.00 (Canadian).

	Year ended December 31,					Three months ended March 31,
	1998	1999	2000	2001	2002	2002	2003
Rate at end of period	$0.6504	$0.6925	$0.6669	$0.6279	$0.6329	$0.6266	$0.6805
Average rate during period*	0.6714	0.6745	0.6725	0.6444	0.6368	0.6260	0.6689
High	0.7105	0.6925	0.6969	0.6697	0.6612	0.6342	0.6822
Low	0.6341	0.6535	0.6410	0.6241	0.6209	0.6200	0.6349

*
The average of exchange rates on the last day of each month during these periods.

IMPORTANT TERMS USED IN THIS PROSPECTUS

       We have avoided the use of technical defined terms in this prospectus whenever possible, but a few frequently recurring terms may be useful for you to have in mind:

  •
  Computershare refers to Computershare Trust Company of Canada;

  •
  Pengrowth Trust refers to Pengrowth Energy Trust;

  •
  Pengrowth Management refers to Pengrowth Management Limited;

  •
  unitholders refers to the holders of trust units issued by Pengrowth Trust; and

  •
  we, us, our and Pengrowth refer to Pengrowth Energy Trust and Pengrowth Corporation on a consolidated basis.

       All dollar amounts in this prospectus are expressed in Canadian dollars, except where otherwise indicated. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to United States dollars.

PRESENTATION OF OUR RESERVE INFORMATION

       The United States Securities and Exchange Commission (the "SEC") generally permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others which are those reserves that a company has demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. Canadian securities laws permit oil and gas companies, in their filings with Canadian securities regulators, to disclose not only proved reserves but also probable reserves, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves are of a higher risk and are generally believed to be less likely to be accurately estimated or recovered than proved reserves. Because we are permitted to prepare this prospectus and the documents incorporated by reference herein in accordance with Canadian disclosure requirements, we have disclosed in the documents incorporated by reference reserves designated as "probable" and "established." The SEC's guidelines strictly prohibit reserves in these categories from being included in filings with the SEC that are required to be prepared in accordance with U.S. disclosure requirements. Moreover, we have determined and disclosed estimated future net cash flow from our reserves using both constant and escalated prices and costs, whereas the SEC generally requires that prices and costs be held constant at levels in effect at the date of the reserve report. In addition, the estimates of reserves included in the documents incorporated by reference based on constant prices and costs, as reflected in the report prepared by Gilbert Laustsen Jung Associates Ltd. dated February 7, 2003 having an effective date of December 31, 2002, were prepared using prices in effect as of December 31, 2002, held constant for the economic life of the reserves. For a description of these and additional differences between Canadian and U.S. standards of reporting reserves, see "Risk Factors — Canadian and United States practices differ in reporting reserves and production" in our Renewal Annual Information Form dated May 15, 2003, which is a document incorporated by reference in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

       Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference may be obtained on request without charge from the Corporate Secretary of Pengrowth Corporation at 2900, 111 - 5th Avenue S.W., Calgary, Alberta T2P 3Y6 (telephone: (403) 233-0224). For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of Pengrowth Corporation at the above-mentioned address and telephone number. These documents are also available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com.

       The following documents of Pengrowth Trust filed with securities commissions or similar authorities in Canada and the U.S. Securities and Exchange Commission are incorporated by reference into this prospectus:

  (a)
  Renewal Annual Information Form dated May 15, 2003;

  (b)
  Management's Discussion and Analysis for the year ended December 31, 2002 contained on pages 40 to 53, inclusive, of the 2002 Annual Report of Pengrowth Trust;

  (c)
  Comparative financial statements for the years ended December 31, 2002, together with the report of the auditors thereon, contained on pages 58 to 80 of the 2002 Annual Report of Pengrowth Trust;

  (d)
  Information Circular — Proxy Statement dated May 12, 2003 for the Special and Annual Meeting of Pengrowth Trust unitholders held on June 17, 2003 (excluding Schedule B-5 and those portions which appear under the headings "Part I — General Information for all Meetings — Executive Compensation — Performance Graph" and "Part II — Corporate Governance");

  (e)
  Management's Discussion and Analysis for the three month period ended March 31, 2003, contained on pages 4 to 9, inclusive, of the First Quarter Results March 31, 2003 of Pengrowth Trust; and

  (f)
  Comparative unaudited interim financial statements for the three month period ended March 31, 2003, contained on pages 10 to 17, inclusive, of the First Quarter Results March 31, 2003 of Pengrowth Trust.

       Any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and the auditors' report thereon and information circulars (excluding those portions that are not required pursuant to National Instrument 44-101 of the Canadian Securities Administrators to be incorporated by reference herein) filed by Pengrowth Trust with a securities commission or similar authority in Canada after the date of this prospectus and prior to the termination of the distribution, shall be deemed to be incorporated by reference into this prospectus.

       Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

       Certain statements contained in this prospectus, including certain documents incorporated by reference in this prospectus, constitute forward-looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. We believe the expectations reflected in those forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should not unduly rely on forward-looking statements included, or incorporated by reference, in this prospectus. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference in this prospectus, as the case may be. We undertake no obligation to publicly update or revise any forward-looking statements.

       In particular, this prospectus, including the documents incorporated by reference, contains forward-looking statements pertaining to the following:

  •
  the size of our reserves;

  •
  oil and natural gas production levels;

  •
  projections of market prices and costs and the related sensitivities of distributions;

  •
  supply and demand for oil and natural gas;

  •
  expectations regarding the ability to raise capital and to continually add to our reserves through acquisitions and exploration and development; and

  •
  treatment under governmental regulatory regimes.

       Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this prospectus:

  •
  volatility in market prices for oil and natural gas;

  •
  liabilities inherent in our oil and gas operations;

  •
  uncertainties associated with estimating reserves;

  •
  competition for, among other things, capital, reserves, undeveloped lands and skilled personnel;

  •
  incorrect assessments of the value of our acquisitions;

  •
  geological, technical, drilling and processing problems; and

  •
  the other factors discussed under "Risk Factors" in our Renewal Annual Information Form dated May 15, 2003.

       These factors should not be construed as exhaustive. We undertake no obligation to publicly update or revise any forward-looking statements.

PENGROWTH ENERGY TRUST

Introduction

       Pengrowth Trust is an oil and gas royalty trust that was created under the laws of the Province of Alberta on December 2, 1988. The purpose of Pengrowth Trust is to purchase and hold royalty units issued by Pengrowth Corporation, its majority owned subsidiary, and to issue trust units to members of the public. Pengrowth Corporation acquires, owns and manages working interests and royalty interests in oil and natural gas properties. Pengrowth Trust and Pengrowth Corporation are managed by Pengrowth Management.

Pengrowth Energy Trust

       Pengrowth Trust is governed by a trust indenture between Pengrowth Corporation and Computershare, as trustee. In 1996, Pengrowth Trust's original name, "Pengrowth Gas Income Fund", was changed to "Pengrowth Energy Trust".

       Under the trust indenture, Pengrowth Trust has issued trust units to unitholders. The beneficiaries of Pengrowth Trust are the unitholders. Each trust unit represents a fractional undivided beneficial interest in Pengrowth Trust. Our unitholders are entitled to receive monthly distributions in respect of the royalty Pengrowth Corporation pays to the holders of the royalty units it has issued, and in respect of investments that are held directly by us.

       Pengrowth Trust presently holds 90.9% of the outstanding common shares and approximately 99.9% of the royalty units issued by Pengrowth Corporation. In addition, Pengrowth Trust holds other permitted investments, including oil and gas processing facilities and cash.

Pengrowth Corporation

       Pengrowth Corporation was created under the laws of the Province of Alberta on December 30, 1987. The name of Pengrowth Corporation was changed from "Pengrowth Gas Corporation" to "Pengrowth Corporation" in 1998. Pengrowth Corporation has 1,100 common shares outstanding, 1,000 of which are owned by Pengrowth Trust and 100 of which are owned by Pengrowth Management.

       Pengrowth Corporation acquires, owns and operates working interests and royalty interests in oil and natural gas properties. Pengrowth Corporation has issued royalty units which entitle the holders thereof to receive a 99% share of the "royalty income" related to the oil and natural gas interests of Pengrowth Corporation.

       Pursuant to a unanimous shareholder agreement among Pengrowth Management, Pengrowth Trust, Pengrowth Corporation and Computershare, our unitholders and the holders of royalty units of Pengrowth Corporation (other than Pengrowth Trust) are entitled to notice of, and to attend and vote at, all meetings of shareholders of Pengrowth Corporation, including voting on the election of the directors of Pengrowth Corporation (with the exception of two directors which are appointed by Pengrowth Management), approving its financial statements, appointing its auditor and appointing the auditor of Pengrowth Trust.

       At the annual and special meeting of shareholders of Pengrowth Corporation and the annual and special meeting of unitholders, both of which were held on June 17, 2003, the creation of exchangeable shares of Pengrowth Corporation was authorized. The exchangeable shares will have economic and voting rights equivalent to the trust units of Pengrowth Trust and will be exchangeable for trust units at any time. They do not receive dividends and will not receive distributions from Pengrowth Trust, but will receive additional exchangeable shares in lieu of distributions. These additional exchangeable shares would be distributed by way of a stock split. To facilitate voting rights for the exchangeable shares, a special voting unit of Pengrowth Trust has been authorized which will be entitled at any meeting of unitholders to a number of votes equal to the number of outstanding exchangeable shares (not including exchangeable shares held by Pengrowth Trust or its subsidiaries). There are presently no issued or outstanding exchangeable shares.

       Investing in our trust units is subject to certain restrictions, including the restriction on ownership of trust units by non-residents. See "Trust Units — Limitation on Non-Resident Ownership". In addition, certain institutional investors are precluded from holding trust units due to the uncertainty in the law relating to trusts regarding the limited liability of unitholders for the obligations of Pengrowth Trust. Non-resident investors may be subject to withholding taxes and other taxes which may not be deductible in the jurisdiction of residence of the investor or reclaimable by the investor. These restrictions have the effect of limiting the potential investors in Pengrowth Trust, thereby restricting the availability of financing for Pengrowth Trust. The exchangeable shares will be equivalent to trust units, but may not be subject to these restrictions, including the non-resident ownership restriction, and will thereby provide greater access to additional equity financing for Pengrowth Trust.

Pengrowth Management

       Pengrowth Management was created under the laws of the Province of Alberta on December 16, 1982.

       The principal business of Pengrowth Management is that of a specialty fund manager. Pengrowth Management currently provides advisory, management, and administrative services to Pengrowth Trust and to Pengrowth Corporation. Pengrowth Management also attends to the acquisition, development, operation and disposition of oil and natural gas properties and other related assets.

       James S. Kinnear, President and a director of Pengrowth Management and Chairman, President, Chief Executive Officer and a director of Pengrowth Corporation, owns, directly or indirectly, all of the issued and outstanding voting securities of Pengrowth Management.

       The following chart illustrates our organization and structure.

RECENT DEVELOPMENTS

Borrowing and Interest Rate Swaps

       On April 23, 2003, Pengrowth completed a US$200 million private placement of senior unsecured notes to a group of U.S. investors. The notes were offered in two tranches: US$150 million at 4.93% due April 23, 2010 and US$50 million at 5.47% due April 23, 2013. Interest on the notes is payable semi-annually. Proceeds from the notes were used to pay down existing bank debt.

       In June 2003, Pengrowth Corporation negotiated a $225 million revolving credit facility syndicated among eight financial institutions. This credit facility is extendible on a 364 day revolving basis which if not extended will result in a two year amortization term. In addition, Pengrowth Corporation has a $35 million demand operating line of credit.

       Pengrowth had previously hedged the interest rates in respect of $125 million of bank debt using fixed rate swaps. Following the successful private placement of the senior unsecured notes to the U.S. investors, Pengrowth terminated $75 million in swaps at a cost of approximately $1 million including accrued interest. Pengrowth has two fixed rate swaps that remain outstanding on a total of $50 million of bank debt. The first swap on $25 million of debt has a fixed rate of 4.22% and expires November 30, 2004. The second swap on $25 million of debt has a fixed rate of 4.34% and expires March 4, 2005.

SOEP Processing Facilities Acquisition

       On May 7, 2003, Pengrowth Corporation acquired an 8.4% working interest in the four Sable Offshore Energy Project ("SOEP") production facilities downstream of the Thebaud Central Platform from SOEP co-venturers ExxonMobil Canada Properties, Shell Canada Resources Limited, Imperial Oil Limited and Mosbacher Operating Company Ltd. in conjunction with the adjustment of various operating and processing expenses (in respect of SOEP interests previously held by Pengrowth Corporation) with Emera Offshore Inc. for net consideration of approximately $57 million. As a result of this acquisition Pengrowth Corporation will no longer be paying transportation and processing fees in respect to the downstream facilities (not including the offshore platforms) and the economic interests of Pengrowth Corporation will be better aligned with those of the other SOEP co-venturers. Pengrowth Corporation will continue to pay Emera Offshore Inc. processing fees for the use of its 8.4% interest in the SOEP platform facilities upstream of and including the Thebaud Central Platform.

       The SOEP production facilities downstream of the Thebaud Central Platform are comprised of:

  •
  a sub-sea pipeline from the Thebaud Central Platform to shore;

  •
  the Goldboro Gas Plant;

  •
  a natural gas liquids pipeline between the Goldboro Gas Plant and the Point Tupper Fractionation Facility; and

  •
  the Point Tupper Fractionation Facility.

Amended Management Agreement

Approval

       At the annual and special meeting of unitholders and the special meeting of royalty unitholders, both of which were held on June 17, 2003, both the unitholders and the royalty unitholders approved an amended management agreement governing both Pengrowth Trust and Pengrowth Corporation.

Alignment with Unitholders

       The amended management agreement enhances the alignment of the interests of Pengrowth Management with those of the unitholders through:

  •
  a reduced management fee base;

  •
  the elimination of acquisition fees;

  •
  a performance based fee based on total returns received by unitholders which essentially compensates Pengrowth Management for total returns exceeding 8% over a 3-year period;

  •
  a ceiling on total fees payable determined in reference to a percentage of the fees paid under the previous management agreement;

  •
  two distinct 3-year terms with a declining fee structure in the second 3-year term;

  •
  key man provisions in respect of James S. Kinnear, the President of Pengrowth Management;

  •
  enhanced corporate governance; and

  •
  an enhanced bonus structure for employees and special consultants of Pengrowth Corporation.

Responsibilities

       The responsibilities of Pengrowth Management under the amended management agreement include:

  •
  reviewing and negotiating acquisitions for Pengrowth Corporation and Pengrowth Trust;

  •
  providing written reports to the Board of Directors of Pengrowth Corporation to keep Pengrowth Corporation fully informed about the acquisition, exploration, development, operation and disposition of properties, the marketing of petroleum substances, risk management practices and forecasts as to market conditions;

  •
  providing services for Pengrowth Corporation in connection with its acting as operator of certain of its properties;

  •
  maintaining records in respect of the activities of Pengrowth Corporation and Pengrowth Trust;

  •
  supervising, training and providing leadership to the employees and consultants of Pengrowth Corporation and assisting in recruitment of key employees of Pengrowth Corporation;

  •
  arranging for professional services for Pengrowth Corporation and Pengrowth Trust, including arranging audit, legal, insurance, petroleum engineering and geological services;

  •
  arranging for and negotiating on behalf of and in the name of Pengrowth Corporation all contracts with third parties for the proper management and operation of the properties of Pengrowth Corporation;

  •
  arranging for borrowings by Pengrowth Corporation and equity issuances by Pengrowth Trust;

  •
  promoting the reputation of Pengrowth Corporation and Pengrowth Trust through investor relations and through sponsorship and other charitable activities; and

  •
  conducting general unitholder services, including accounting in respect of distributions to unitholders and the preparation of related audited financial statements, maintaining regulatory compliance, providing information to unitholders in respect of material changes in the business of Pengrowth Corporation or Pengrowth Trust and all other reports required by law, and calling, holding and distributing material in respect of meetings of holders of trust units and royalty units.

       Despite the broad authority of Pengrowth Management, approval of the Board of Directors of Pengrowth Corporation is required on decisions relating to any offerings, including the issuance of additional trust units, acquisitions in excess of $5 million, annual operating and capital expenditure budgets, the establishment of credit facilities, the determination of cash distributions to the holders of trust units, the amendment of any of the constating documents of Pengrowth Corporation or Pengrowth Trust and the amount of the assumed expenses of Pengrowth Management which are a portion of the compensation of Pengrowth Management.

Compensation and Fees

       Under the amended management agreement, Pengrowth Management receives a base fee and a performance fee.

       Base Fee.    The base fee is an amount equal to: (A) for each full calendar year and each partial calendar year in the first three-year contract term: (i) 2% of the first $200 million of Income; and (ii) 1% of the balance of Income over $200 million; and (B) for each full calendar year and each partial calendar year in the second three-year contract term: (i) 1.5% of the first $200 million of Income; and (ii) 0.5% of the balance of Income over $200 million. For these purposes, "Income" means the aggregate of net production revenue of Pengrowth Corporation and any other income earned from permitted investments of Pengrowth Trust (excluding interest on cash or near-cash deposits or similar investments).

       Performance Fee.    The performance fee is an amount equal to: (A) for each full calendar year and each partial calendar year in the first three-year contract term, 3% of the Average Excess Return Amount; and (B) for each full calendar year and each partial calendar year in the second three-year contract term, 1.5% of the Average Excess Return Amount. For these purposes: (1) "Average Excess Return Amount" means an amount equal to the product of: (A) the average of Excess Return Percentage for the relevant year (or portion thereof) and the two immediately preceding calendar years; and (B) the Three Year Market Capitalization for the relevant year (or portion thereof); (2) "Excess Return Percentage" means, for a period, (A) the rate of return percentage to a unitholder, based on (i) the difference between the 20 day weighted average trading price of our trust units at the end of the period and the 20 day weighted average trading price of our trust units at the beginning of the period, plus the cash distributions per trust unit over the period, divided by (ii) the 20 day weighted average trading price of our trust units at the beginning of the period, minus (B) eight percent (8%); and (3) "Three Year Market Capitalization" for a period, means an amount equal to the weighted average number of trust units outstanding over the period and the two immediately preceding calendar years, taken as a whole, and multiplied by the 20 day weighted average trading price at the beginning of the earlier of such preceding calendar years.

       Annual Maximum Fee.    During each full or partial calendar year during the first three-year contract term, the maximum fee (base fee plus performance fee) shall be 80% of the aggregate fees that would have been payable under the previous management agreement as if it continued in force (the "Old Fee"). During each full or partial calendar year during the second three-year contract term, the maximum fee (base fee plus performance fee) shall be 60% of the Old Fee, not to exceed $12 million in any calendar year, provided that the maximum fee for the calendar year 2006, taken as a whole, will not exceed 80% of the Old Fee for the first six months, plus the lesser of: (A) 60% of the Old Fee for the second six months; and (B) $6 million.

       Expenses.    Pengrowth Management is required to incur and pay, without reimbursement by Pengrowth Corporation or Pengrowth Trust, approximately $2.0 million per year of expenses, subject to adjustment from time to time by Pengrowth Management and the Board of Directors of Pengrowth Corporation (the "Assumed Expenses"), subject to the approval of the Board of Directors of Pengrowth Corporation, for the general benefit of Pengrowth Corporation and/or Pengrowth Trust, of a character similar to those presently incurred by Pengrowth Management, specifically including all bonus pool payments. Pengrowth Management will provide quarterly reports to the Board of Directors of Pengrowth Corporation summarizing the Assumed Expenses. In the event that the Assumed Expenses aggregate less than $2.0 million per calendar year, the total of the base fee and performance fee for such year will be reduced by the amount such expenses are less than $2.0 million per calendar year. If the Assumed Expenses are more than $2.0 million per calendar year, such excess will be reimbursed by Pengrowth Corporation.

       Annual Minimum Fee.    Pengrowth Management is entitled to a minimum annual management fee of $3.6 million comprised of $1.6 million in management fees (base fees plus performance fees) and $2.0 million in Assumed Expenses.

Bonus Pool

       As an incentive to officers, employees and special consultants of Pengrowth Corporation (other than James S. Kinnear), 10% of the aggregate of the base fee and performance fee will be used by Pengrowth Management to fund a bonus pool which will be paid as directed by Pengrowth Management in consultation with, and in certain cases subject to the approval of, the Corporate Governance/Compensation Committee of the Board of Directors of Pengrowth Corporation.

Term and Termination

       The amended management agreement commenced on July 1, 2003 for 2 three-year contract terms. The agreement does not obligate Pengrowth Trust to compensate Pengrowth Management after the expiry of the second term.

       Pengrowth Corporation may terminate the amended management agreement at any time from October 1, 2005 until March 31, 2006 by written notice to Pengrowth Management, at the sole discretion of the independent directors of Pengrowth Corporation, upon payment of an amount equal to the sum of: (A) two-thirds of the aggregate management fees (base fee plus performance fee) paid in the first three-year term; and (B) an amount in respect of severance reasonably attributable to the employees, consultants, services or equipment employed by Pengrowth Management in the provision of services under the amended management agreement. If the agreement is so terminated, Pengrowth Management shall continue to provide the services contemplated by the amended management agreement, and the amended management agreement shall remain in full force and effect, until June 30, 2006. Pengrowth Management may terminate the amended management agreement on six (6) months notice without penalty or other amount.

Key Man Provisions

       The amended management agreement provides that Pengrowth Management shall cause James S. Kinnear to devote that amount of his time and attention to the provision of the services by Pengrowth Management, as is consistent with past practice. The amended management agreement also provides that Pengrowth Corporation may terminate the agreement if Mr. Kinnear dies or otherwise fails or becomes unable to devote that amount of time and attention as is consistent with past practice, provided that certain fees are payable to Pengrowth Management if the agreement is terminated before June 30, 2006.

USE OF PROCEEDS

       The estimated net proceeds that we will receive from this offering, after deducting the estimated expenses of this offering of $300,000 and the underwriters' fee of $7,203,750, will be $136,571,250. The net proceeds from this offering will be paid by Pengrowth Trust to Pengrowth Corporation all or primarily through the subscription for additional royalty units of Pengrowth Corporation, with any remainder to be paid by Pengrowth Trust to Pengrowth Corporation as a loan or otherwise provided to Pengrowth Corporation, such allocation to be determined based upon the relevant tax balances in Pengrowth Corporation. Pengrowth Corporation will, in turn, use a portion of such funds to reduce outstanding indebtedness under our credit facilities, a portion of which was incurred to acquire an 8.4% working interest in the SOEP processing facilities downstream of the Thebaud Central Platform (see "Recent Developments"), and the remainder will be used to fund future acquisitions and capital expenditures, and for general corporate purposes.

CAPITALIZATION OF PENGROWTH TRUST

       The following table sets forth the consolidated capitalization of Pengrowth at December 31, 2002 and as at March 31, 2003 (both before and after giving effect to this offering):

Description and Amount Authorized	As at December 31, 2002	As at March 31, 2003	As at March 31, 2003, after giving effect to this offering
	(audited, in thousands)	(unaudited, in thousands)	(unaudited, in thousands)
Long-term Debt(1)	$316,501	$307,226	$170,655	(3)(4)
Unitholders' Equity(2)	$1,053,939	$1,024,162	$1,160,733	(3)
Trust units (500,000,000 maximum)(2)	110,562	111,021	119,521	(3)

Notes:

(1)
In April 2003, Pengrowth Corporation closed a US$200 million private placement of senior unsecured notes to a group of U.S. institutional investors. The notes are in two tranches: US$150 million 4.93% senior notes due April 23, 2010 and US$50 million 5.47% senior notes due April 23, 2013. In addition, Pengrowth Corporation has a $225 million revolving credit facility syndicated among eight financial institutions that is extendible on June 18, 2004 for a 364 day revolving period, which if not extended will result in a two year amortization term. These arrangements replace a single $540 million revolving credit facility that had been in place on December 31, 2002. Pengrowth Corporation also has a $35 million demand operating line of credit.

(2)
As at December 31, 2002 and March 31, 2003, we had outstanding options and rights to acquire an aggregate of 6,415,231 and 6,297,734 trust units, respectively, pursuant to our Trust Unit Option Plan and Trust Unit Rights Incentive Plan.

(3)
Based on the issuance of 8,500,000 trust units by Pengrowth Trust in this offering for estimated net proceeds of $136,571,250, after deducting the underwriters' fees of $7,203,750 and the other expenses of the issue estimated to be $300,000 and the application of the proceeds therefrom as detailed under "Use of Proceeds".

(4)
Long-term debt as at March 31, 2003, after giving effect to this offering, is net of the entire net proceeds of this offering, a portion of which will not be applied to long-term debt but will be used to fund future acquisitions and capital expenditures, and for general corporate purposes.

TRUST UNITS

The Trust Indenture

       Trust units are issued under the terms of the trust indenture between Pengrowth Corporation and Computershare, as trustee. A maximum of 500,000,000 trust units may be created and issued pursuant to the trust indenture, of which 112,325,588 trust units were outstanding on July 7, 2003. Each trust unit represents a fractional undivided beneficial interest in Pengrowth Trust.

       The trust indenture, among other things, provides for the establishment of Pengrowth Trust, the issue of trust units, the permitted investments of Pengrowth Trust, the procedures respecting distributions to unitholders, the appointment and removal of Computershare as trustee, Computershare's rights and restrictions, the calling of meetings of unitholders, the conduct of business at such meetings, notice provisions, the form of trust unit certificates and the termination of Pengrowth Trust.

       The trust indenture may be amended from time to time. Most amendments to the trust indenture, including the early termination of Pengrowth Trust and the sale or transfer of the property of Pengrowth Trust as an entirety or substantially as an entirety, require approval by an extraordinary resolution of the unitholders. An extraordinary resolution of the unitholders requires the approval of not less than 66 2/3% of the votes cast by unitholders at a meeting of unitholders held in accordance with the trust indenture at which two or more holders of at least 5% of the aggregate number of trust units then outstanding are represented.

Voting at Meetings of Pengrowth Trust

       Meetings of unitholders may be called on 21 days notice and may be called at any time by Computershare, as trustee, or upon written request of unitholders holding in the aggregate not less than 5% of the trust units, and shall be called by Computershare and held annually. At all meetings of the unitholders, each holder is entitled to one vote in respect of each trust unit held. Unitholders may attend and vote at all meetings of the unitholders either in person or by proxy and a proxy holder need not be a unitholder. Two persons present in person either holding personally or representing as proxies at least 5% of the outstanding trust units constitute a quorum for the transaction of business at all such meetings. Except as otherwise provided in the trust indenture, matters requiring the approval of the unitholders must be approved by extraordinary resolution.

       Unitholders are entitled to pass resolutions that will bind Computershare, as trustee, with respect to a limited number of matters, including but, not limited to, the following: (i) the removal or appointment of Computershare as trustee; (ii) the removal or appointment of the auditor of Pengrowth Trust; (iii) the amendment of the trust indenture; (iv) the approval of subdivisions or consolidations of trust units; (v) the sale of the assets of Pengrowth Trust as an entirety or substantially as an entirety; and (vi) termination of Pengrowth Trust.

Voting at Meetings of Pengrowth Corporation

       The unitholders, along with holders of royalty units (other than Pengrowth Trust) are entitled to voting rights at meetings of shareholders of Pengrowth Corporation on the basis of one vote for each trust unit (or royalty unit) held.

Redemption Right

       Trust units are redeemable by Computershare, as trustee, at the request of a unitholder when properly endorsed for transfer and when accompanied by a duly completed and properly executed notice requesting redemption. The redemption right permits unitholders in the aggregate to redeem trust units for maximum proceeds of $25,000 in any calendar month provided that such limitation may be waived at the discretion of the board of directors of Pengrowth Corporation.

Limitation on Non-Resident Ownership

       In order for Pengrowth Trust to maintain its status as a mutual fund trust under the Income Tax Act (Canada), Pengrowth Trust must not be established or maintained primarily for the benefit of non-residents of Canada ("non-residents") within the meaning of that Act. If Computershare, as trustee of Pengrowth Trust, becomes aware as a result of requiring declarations as to beneficial ownership that the beneficial owners of 49% of the trust units then outstanding are or may be non-residents or that such a situation is imminent, Computershare may make a public announcement thereof and shall not accept a subscription for trust units from or issue or register a transfer of trust units to a person unless the person provides a declaration that the person is not a non-resident. If, notwithstanding the foregoing, Computershare determines that a majority of the trust units are held by non-residents, Computershare may send a notice to non-resident holders of trust units, chosen in inverse order to the order of acquisition or registration or in such other manner as Computershare may consider equitable and practicable, requiring them to sell their trust units or a portion thereof within a specified period of not less than 60 days. If the unitholders receiving such notice have not sold the specified number of trust units or provided Computershare with satisfactory evidence that they are not non-residents within such period, Computershare may on behalf of such unitholders sell such trust units and, in the interim, shall suspend the voting and distribution rights attached to such trust units. Upon such sale, the affected holders shall cease to be holders of trust units and their rights shall be limited to receiving the net proceeds of sale upon surrender of the certificates representing such trust units.

Unitholder Limited Liability

       The trust indenture between Pengrowth Corporation and Computershare, as trustee, provides that no unitholder will be subject to any personal liability in connection with Pengrowth Trust or its obligations and affairs, and the satisfaction of claims of any nature arising out of or in connection therewith is only to be made out of Pengrowth Trust's assets. Additionally, the trust indenture states that no unitholder is liable to indemnify or reimburse Computershare for any liabilities incurred by Computershare with respect to any taxes payable by or liabilities incurred by Pengrowth Trust or Computershare, and all such liabilities will be enforceable only against, and will be satisfied only out of, Pengrowth Trust's assets. It is intended that the operations of Pengrowth Trust will be conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability on the unitholders for claims against Pengrowth Trust. Notwithstanding the foregoing, because of uncertainties in the law relating to trusts such as Pengrowth Trust, there is a risk that a unitholder could be held personally liable for obligations of Pengrowth Trust to the extent that claims are not satisfied by Pengrowth Trust.

Special Voting Unit

       The authorized trust units include the special voting trust unit which entitles the holder thereof to a number of votes equal to the number of outstanding exchangeable shares of Pengrowth Corporation at any meeting of the trust unitholders. The special voting unit is not entitled to receive distributions from Pengrowth Trust. The special voting trust unit is intended to provide voting rights to the holders of exchangeable shares of Pengrowth Corporation equivalent to the voting rights attached to trust units. As of the date hereof, the special voting trust unit has not been issued.

DISTRIBUTIONS

       Subscribers for trust units in this offering will be eligible to receive distributions commencing August 15, 2003.

       We make monthly payments to our unitholders on the 15th of each month or the first business day following the 15th. The record date for any distribution is ten business days prior to the distribution date. In accordance with stock exchange rules, an ex-distribution date occurs three days prior to the record date to permit time for settlement of trades of securities and distributions must be declared a minimum of seven trading days before the record date.

       Distributions declared and paid to unitholders for the completed financial quarters in 2003 and for the preceding five fiscal years were as follows:

	Distributable Cash Per Trust Unit(1)(2)
	2003		2002	2001	2000	1999	1998
First Quarter	$0.750		$0.410	$1.140	$0.890	$0.467	$0.430
Second Quarter(3)	—		0.540	0.830	0.825	0.599	0.355
Third Quarter	—		0.520	0.630	0.960	0.680	0.330
Fourth Quarter	—		0.600	0.410	1.110	0.740	0.410

Total	$0.750	(3)	$2.070	$3.010	$3.785	$2.486	$1.525

Notes:

(1)
Based on actual distributions paid or declared.

(2)
Note that distributable cash may be different than distributions paid primarily because distributions are paid in the month following computation of distributable cash.

(3)
April and May distributable cash per trust unit was $0.25 and $0.21, respectively.

       All amounts distributed to unitholders from the inception of Pengrowth Trust to December 31, 2002 have been treated as a return of capital, except that in 1996, 1999, 2000, 2001 and 2002, respectively, Pengrowth Trust had taxable income per trust unit of $0.2044, $0.6742, $1.9831, $1.7951 and $0.4252, respectively, which was allocated to unitholders representing 12.2%, 30.4%, 55.8%, 51.4% and 22.0% of total cash distributions for those years. For Canadian residents, amounts which are treated as a return of capital generally are not required to be included in a unitholder's income but such amounts will reduce the adjusted cost base to the unitholder of the trust units. See "Certain Canadian Federal Income Tax Considerations — Taxation of Unitholders".

       At the special meeting of the royalty unitholders of Pengrowth Corporation held on April 23, 2002, the royalty unitholders amended the royalty indenture to permit the board of directors of Pengrowth Corporation to establish a holdback, within Pengrowth Corporation, of up to 20% of its gross revenue if the board of directors of Pengrowth Corporation determines that it would be advisable to do so in accordance with prudent business practices to provide for the payment of future capital expenditures or for the payment of royalty income in any future period. Subsequent to this royalty unitholder action, the board of directors of Pengrowth Corporation authorized the establishment of a holdback to fund future capital obligations and future payments of royalty income to Pengrowth Trust comprised of funds retained within Pengrowth Corporation in an amount equivalent to approximately 10% of the distributable cash of Pengrowth Trust calculated as if the reserve had not been established.

PLAN OF DISTRIBUTION

       Pursuant to an underwriting agreement dated July 9, 2003 among Pengrowth Management, Pengrowth Corporation, Pengrowth Trust and RBC Dominion Securities Inc. (as lead underwriter), BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc., Scotia Capital Inc., Canaccord Capital Corporation, Dundee Securities Corporation, Raymond James Ltd., FirstEnergy Capital Corp. and Peters & Co. Limited, we have agreed to sell, and the underwriters have agreed to purchase, on July 23, 2003, or on such other date not later than July 31, 2003 as may be agreed upon, subject to the terms and conditions contained therein, 8,500,000 trust units at a price of $16.95 per trust unit. The purchase price of $16.95 per trust unit is payable by the underwriters to us against delivery of the trust units and was determined by negotiation among Pengrowth Management, Pengrowth Corporation, on behalf of Pengrowth Trust, and the underwriters. We have agreed to pay the underwriters a fee of 5% of the gross proceeds or $0.8475 per trust unit purchased by the underwriters. The obligations of the underwriters under the underwriting agreement are several and may be terminated at their discretion upon the occurrence of certain stated events. The underwriters are, however, obligated to take up and pay for all of the trust units if any are purchased under the underwriting agreement. The 8,500,000 trust units to be purchased by the underwriters include 1,500,000 trust units to be issued as a result of the exercise on July 15, 2003 of an option granted by us to the underwriters in the underwriting agreement. This prospectus also qualifies the grant of this option and the distribution of the 1,500,000 trust units that will be issued pursuant to the exercise of the option.

       The TSX and the NYSE have conditionally approved the listing of the trust units offered hereby, subject to Pengrowth Energy Trust fulfilling all of the requirements of such exchanges.

       Pursuant to policy statements of certain securities commissions, the underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase trust units. The foregoing restriction is subject to exceptions, including a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent trading in, or raising the price of, the trust units. In connection with this offering, and subject to the foregoing, the underwriters may effect transactions which stabilize or maintain the market price of the trust units at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

       We intend to register the trust units offered hereby in the United States pursuant to the multi-jurisdictional disclosure system to permit resales of the trust units into the United States.

       Pengrowth Trust and Pengrowth Management have agreed that they will not, without the prior consent of RBC Dominion Securities Inc., on behalf of the underwriters, pursuant to the underwriting agreement, which consent may not be unreasonably withheld, authorize, issue or sell any trust units or any securities giving the right to acquire trust units (other than the trust units offered hereby, options and rights granted under our Trust Unit Option Plan and Trust Unit Rights Incentive Plan and trust units issuable pursuant to the exercise of options and rights granted under such plans, and trust units issuable pursuant to our Distribution Reinvestment and Trust Unit Purchase Plan, securities issued in connection with an arm's length acquisition, merger, consolidation or amalgamation with any company or companies or the exchange of royalty units for trust units), or agree or announce any intention to do so, at any time prior to 90 days after the closing.

RELATIONSHIP BETWEEN PENGROWTH CORPORATION AND CERTAIN UNDERWRITERS

       Pengrowth Trust may be considered under Canadian securities legislation to be a connected issuer of RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc. and Scotia Capital Inc. as these underwriters are subsidiaries of banks (the "Banks") which are part of a syndicate of lenders to Pengrowth Corporation and to which Pengrowth Corporation is presently indebted. As of the date hereof, the amount drawn on the syndicated facility is $70.0 million, of which the Banks' portion is $60.5 million. Pengrowth Corporation is in compliance with terms of its credit facilities. The decision to distribute the trust units pursuant to this offering and the determination of the terms of distribution were made through negotiations among Pengrowth Management, Pengrowth Corporation, on behalf of Pengrowth Trust, and the underwriters. The Banks did not have any involvement in the decision to distribute the trust units pursuant to this offering or in the determination of the terms of the distribution, but have been advised of the offering and the terms thereof. As a consequence of this issuance, each of RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc. and Scotia Capital Inc. will receive its share of the underwriters' fee and the Banks will receive certain proceeds of this offering as the repayment of a portion of the indebtedness outstanding pursuant to the syndicated facility. See "Plan of Distribution".

       Mr. John Zaozirny, a director of Pengrowth Corporation, is the Vice-Chairman of Canaccord Capital Corporation, which will receive its share of the underwriters' fee.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

       In the opinion of Bennett Jones LLP and Fraser Milner Casgrain LLP, the following summary describes the principal Canadian federal income tax considerations generally applicable to a unitholder who acquires trust units pursuant to this offering and who, for the purposes of the Income Tax Act (Canada) (the "Tax Act"), holds the trust units as capital property and deals at arm's length with Pengrowth Trust. Generally, the trust units will be considered to be capital property to a unitholder provided the unitholder does not hold the trust units in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain unitholders who might not otherwise be considered to hold their trust units as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to: (i) a unitholder that is a "financial institution", as defined in the Tax Act for purposes of the "mark-to-market" rules; (ii) a unitholder an interest in which would be a "tax shelter" or "tax shelter investment" as defined in the Tax Act; or (iii) a unitholder that is a "specified financial institution" as defined in the Tax Act. Any such unitholder should consult its own tax advisor with respect to an investment in trust units.

       This summary is based upon the provisions of the Tax Act in force as of the date hereof, the Income Tax Regulations, all specific proposals to amend the Tax Act and the Income Tax Regulations that have been publicly announced prior to the date hereof, the Alberta Corporate Tax Act, and counsels' understanding of the current published administrative and assessing policies of the Canada Customs and Revenue Agency, including the advance income tax rulings obtained by Pengrowth Trust from the Canada Customs and Revenue Agency.

       This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account any changes in the law, whether by legislative, governmental or judicial action. This summary does not take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

       This summary is of a general nature only and is not intended to be legal or tax advice to any particular unitholder. Consequently, prospective unitholders should consult their own tax advisors with respect to their particular circumstances.

       This summary assumes that Pengrowth Trust qualifies as a "unit trust" and a "mutual fund trust" within the meaning of the Tax Act on the date of closing, and will continue to qualify thereafter, as a mutual fund trust for the duration of its existence. In order to so qualify, there must be at least 150 unitholders each of whom owns not less than one "block" of trust units having a fair market value of not less than $500. A "block" of trust units means 100 trust units if the fair market value of one trust unit is less than $25 and 25 trust units if the fair market value of one trust unit is greater than $25 and less than $100. In order to qualify as a mutual fund trust, Pengrowth Trust cannot, and may not at any time, reasonably be considered to be established or maintained primarily for the benefit of non-resident persons. In addition, the undertakings of Pengrowth Trust must be restricted to the investing of its funds in property (other than real property or an interest in real property), the acquiring, holding, maintaining, improving, leasing or managing of any real property (or interest in real property) that is capital property of Pengrowth Trust, or a combination of these activities. This summary assumes that these requirements will be satisfied so that Pengrowth Trust will qualify as a mutual fund trust at all relevant times. In the event that Pengrowth Trust were not to qualify as a mutual fund trust, the income tax considerations would, in some respects, be materially different from those described below.

       If Pengrowth Trust ceases to qualify as a mutual fund trust, the trust units will cease to be a qualified investment for trusts governed by RRSPs, RRIFs, RESPs and DPSPs as defined in the Tax Act. Where, at the end of a month, a RRSP, RRIF, RESP or DPSP holds trust units that ceased to be a qualified investment, the RRSP, RRIF, RESP or DPSP, as the case may be must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1% of the fair market value of the trust units at the time such trust units were acquired by the RRSP, RRIF, RESP or DPSP. In addition, trusts governed by a RRSP or a RRIF which acquire trust units that are not qualified investments will be subject to tax on the income attributable to the trust units while they are non-qualified investments, including the full capital gains, if any, realized on the disposition of such trust units. Where a trust governed by a RRSP or a RRIF acquires trust units that are not qualified investments, the value of the investment will be included in the income of the annuitant for the year of the acquisition. Trusts governed by RESPs which hold trust units that are not qualified investments can have their registration revoked by the Canada Customs and Revenue Agency. Additionally, if Pengrowth Trust ceases to qualify as a mutual fund trust, it will be required to pay a tax under Part XII.2 of the Tax Act. The payment of Part XII.2 tax by Pengrowth Trust may have adverse income tax consequences for certain unitholders, including non-resident persons and RRSPs, RRIFs, RESPs and DPSPs that acquire an interest in the trust units directly or indirectly from another unitholder.

Taxation of Pengrowth Trust

       Pengrowth Trust is subject to taxation in each taxation year on its income or loss for the year as though it were a separate individual. The taxation year of Pengrowth Trust is the calendar year.

       Pengrowth Trust will be required to include in its income for each taxation year all amounts that it receives in respect of the royalty paid by Pengrowth Corporation, including amounts paid by it to Pengrowth Corporation in respect of reimbursed Crown charges, any interest on indebtedness owed by Pengrowth Corporation and any other interest in respect of its other investments that accrues to the end of the year, or becomes receivable or is received by it before the end of the year, except to the extent that such amount was included in computing its income for a preceding taxation year. Other types of income from Pengrowth Trust's investments, including its oil and natural gas facilities, is generally required to be included in income on an accrual basis. Pursuant to proposed amendments to the Tax Act, Pengrowth Trust will be required to report its income in respect of the royalty paid by Pengrowth Corporation on an accrual basis, rather than a cash basis.

       In computing its income for tax purposes, Pengrowth Trust may deduct reasonable administrative expenses and management fees, capital cost allowance in respect of its oil and natural gas facilities in an amount generally equal to the lesser of the prescribed rate and the net leasing income attributable to such property, an amount not exceeding 10% of its cumulative Canadian oil and gas property expense account, determined on a declining balance basis, 20% of the total issue expenses of this offering and prior offerings to the extent that the expenses were not otherwise deductible in a preceding year and, subject to the comments below, a resource allowance in each taxation year generally equal to 25% of Pengrowth Trust's "adjusted resource profits" within the meaning of the Income Tax Regulations. On June 9, 2003, the Department of Finance released draft legislation affecting the resource sector (the "Resource Proposals"). Pursuant to the Resource Proposals, the deduction for resource allowance will gradually be reduced from 25% to nil over a 5 year period commencing in 2003 and ending in 2007. In conjunction with the changes to resource allowance, the Resource Proposals allow a deduction for Crown charges, which are not currently deductible under the provisions of the Tax Act, from nil to 100% over the same time period. The impact of these changes, if enacted as proposed, is uncertain and will vary depending on the difference between the non-deductible resource allowance and the deductible Crown charges for each taxation year.

       Pengrowth Trust will be entitled to deduct from its income for a taxation year otherwise determined, after taking into account the inclusions and deductions outlined above, the portion thereof that is paid or becomes payable in the year to unitholders, including the amount which generally represents the excess, if any, of reimbursed Crown charges paid by Pengrowth Trust over the resource allowance deductible for the year to the extent that such excess amount is designated to the unitholders for that year. In accordance with the terms of the trust indenture between Pengrowth Corporation and Computershare, as trustee, Computershare has agreed to designate the full amount of such excess amount annually in favour of unitholders. An amount will be considered to be payable to a unitholder in a taxation year if it is paid in the year by Pengrowth Trust or the unitholder is entitled in the year to enforce payment of the amount. The trust indenture provides that Computershare, on behalf of Pengrowth Trust, shall claim the maximum permissible deductions for the purposes of computing the income of Pengrowth Trust pursuant to the Tax Act to the extent required to reduce the taxable income of Pengrowth Trust to nil or to the extent desirable in the best interests of unitholders. As a result, Computershare may choose not to claim all deductions in computing income and taxable income to the maximum extent permitted by the Tax Act in order to utilize losses from prior taxation years.

       Pengrowth Trust is entitled to claim Alberta royalty credit, which under current legislation is based on a price-sensitive formula linked to crude oil prices. Credits are generally 25% of Alberta Crown royalties unless the reference price of oil falls below $210 per cubic metre, in which case the royalty rate increases on a sliding scale to a maximum of 75% when the reference price of oil falls below $100 per cubic metre. The maximum annual Alberta Crown royalty to which the rate applies is $2,000,000 per applicant or associated group of applicants. As a result of the Resource Proposals, all or a portion of the Alberta royalty credit will be included in the income of Pengrowth Trust, subject to certain transitional rules.

Taxation of Unitholders

       A unitholder will generally be required to include in computing income for a particular taxation year of the unitholder the portion of the net income of Pengrowth Trust for a taxation year that is paid or becomes payable to the unitholder in that particular taxation year, including all amounts designated to the unitholder as reimbursed Crown charges in excess of the resource allowance deducted in computing Pengrowth Trust's income. An amount will be considered payable to a unitholder in a taxation year if the unitholder is entitled in the year to enforce payment of the amount. For the purposes of the Tax Act, income of a unitholder from the trust units will generally be deemed to be income from property and not resource income. Any deduction or loss of Pengrowth Trust for purposes of the Tax Act cannot be allocated to, or treated as a deduction or loss of, a unitholder. As discussed above, Computershare, as trustee may claim a deduction in computing income for a taxation year in an amount less than Pengrowth Trust's income for the year payable to unitholders in order to utilize losses from prior years, subject to certain limitations under the Tax Act.

       The cost to a unitholder of trust units acquired pursuant to this offering will equal the purchase price of the trust units plus the amount of any other reasonable costs incurred in connection therewith. This cost will be averaged with the cost of all other trust units held by the unitholder to determine the adjusted cost base of each trust unit.

       Any amount paid or payable by Pengrowth Trust to a unitholder in excess of the net income of Pengrowth Trust that is paid or payable to the unitholder in a taxation year will not generally be included in the unitholder's income for the year. However, such amount will reduce the unitholder's adjusted cost base of the trust unit. To the extent that the adjusted cost base of a trust unit would otherwise be less than zero, the negative amount will be deemed to be a capital gain of the unitholder from the disposition of the trust unit in the year in which the negative amount arises.

       Upon the disposition or deemed disposition by a unitholder of a trust unit, the unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition (excluding any amount payable by Pengrowth Trust which represents an amount that must otherwise be included in the unitholder's income as described above) are greater (or less) than the aggregate of the unitholder's adjusted cost base of the trust unit and any reasonable costs associated with the disposition.

       A unitholder will generally be required to include in income one-half of the amount of any resulting capital gain (a "taxable capital gain") and will generally be able to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized by a unitholder in the same taxation year. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following years against capital gains realized in such years, to the extent and in the circumstances described in the Tax Act.

       Taxable capital gains realized by a unitholder that is an individual or a trust, other than certain types of trusts, may give rise to alternative minimum tax depending on the unitholder's circumstances.

       A unitholder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains and excluding income of a unitholder from trust units which is treated as property income of a unitholder only because of the deeming rule discussed above. The 6 2/3% tax is to be added to the Canadian-controlled private corporation's refundable dividend tax on hand account and will be eligible for refund at a rate of $1 for every $3 of dividends paid by the Canadian-controlled private corporation.

Tax-Exempt Unitholders

       Provided that Pengrowth Trust qualifies as a mutual fund trust, the trust units will generally be qualified investments for trusts governed by RRSPs, RRIFs, RESPs and DPSPs as defined in the Tax Act. Subject to the specific provisions of any particular RRSP, RRIF, RESP or DPSP, the trust units offered under this prospectus are, as of the date hereof, qualified investments for trusts governed by such plans. RRSPs, RRIFs, RESPs and DPSPs will generally not be liable for tax in respect of any distributions received from Pengrowth Trust or, any capital gain realized on the disposition of any trust units. Pengrowth Corporation has advised counsel that, at all material times, the cost amount of foreign property of Pengrowth Trust, if any, was less than 30% of the cost amount of all property of Pengrowth Trust and, accordingly, as at the date of closing, the trust units will not constitute foreign property for RRSPs, RRIFs and DPSPs, under Part XI of the Tax Act. There are no restrictions on RESPs holding foreign property for the purposes of Part XI of the Tax Act. If Pengrowth Trust ceases to qualify as a mutual fund trust, the trust units will cease to be qualified investments for RRSPs, RRIFs, RESPs and DPSPs the consequences of which are described above.

Non-Residents of Canada

       Where Pengrowth Trust makes distributions to a unitholder who is not resident in Canada for purposes of the Tax Act, the same considerations as those discussed above with respect to a unitholder who is resident in Canada will apply, except that any distribution of income of Pengrowth Trust to a unitholder not resident in Canada will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of a tax treaty between Canada and the unitholder's jurisdiction of residence. For example, pursuant to the Canada — United States Income Tax Convention, 1980, residents of the United States will be entitled to have the rate of withholding reduced to 15% of the amount of any distribution of income. To the extent that Canadian withholding tax is applied to the non-taxable portion of a distribution, unitholders (or their agent) may apply for a refund of such Canadian withholding tax by filing Canada Customs and Revenue Agency Form NR7-R "Application for Refund of Non-Resident Tax Withheld" no later than two years after the end of the calendar year in which Pengrowth Trust has paid the distribution. Residents of the United States should read "Certain United States Federal Income Tax Considerations — Tax Consequences of Trust Units Ownership — Foreign Tax Credits."

       A disposition or deemed disposition of a trust unit, whether on redemption, by virtue of capital distributions in excess of a unitholder's adjusted cost base or otherwise, will not give rise to any capital gain subject to tax under the Tax Act to unitholders who, for purposes of the Tax Act, are not resident or deemed to be resident in Canada, do not carry on an insurance business in Canada, hold their trust units as capital property, do not use or hold their trust units in the course of carrying on business in Canada, and deal at arm's length with the Pengrowth Trust, provided that their trust units do not constitute "taxable Canadian property" as defined in the Tax Act. Trust units of a unitholder will not generally be considered to be taxable Canadian property unless: (i) at any time during the period of five years immediately preceding the disposition of trust units by such unitholder, not less than 25% of the issued trust units were owned by the unitholder, by persons with whom the unitholder did not deal at arm's length or by any combination thereof; (ii) Pengrowth Trust ceases to qualify as a mutual fund trust; or (iii) the unitholder's trust units are otherwise deemed to be taxable Canadian property. A unitholder who is not resident in Canada will generally compute the adjusted cost base of his trust units under the same rules as apply to residents of Canada.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of all the material United States federal income tax consequences that generally would apply to a purchaser of trust units who is a United States person, with respect to the ownership and disposition of trust units. This description is based on the Internal Revenue Code of 1986 (United States), as amended (the "Code"), Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. Unless otherwise noted, all statements of legal conclusions contained in this discussion represent the opinion of Carter Ledyard & Milburn LLP, United States counsel for Pengrowth Trust. That opinion is based in part upon the accuracy and completeness of certain factual representations made by us to Carter Ledyard & Milburn LLP. The tax treatment of an owner of our trust units may vary depending upon his particular situation. Certain owners (including persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax and broker-dealers) may be subject to special rules not discussed below. The following summary is limited to investors who will own the trust units as "capital assets" within the meaning of the Code. The discussion below does not address the effect of any state, local or foreign tax law on an owner of the trust units. Purchasers of trust units are urged to consult with their own tax advisors with respect to circumstances peculiar to them that could affect the U.S. federal income tax treatment of their investment in the trust units.

       As used herein, the term "United States person" means an individual who is a citizen or resident of the United States, a partnership, corporation or other entity organized in or under the laws of the United States or any state thereof, an estate that is subject to United States federal income taxation without regard to the source of its income or a trust if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Classification of Pengrowth Trust as a Partnership

       Pengrowth Trust has elected under applicable Treasury Regulations to be treated as a partnership for United States federal income tax purposes. The application of these regulations is unclear in certain respects and no rulings have been requested from the United States Internal Revenue Service (the "IRS") with respect to the United States federal income tax treatment of Pengrowth Trust or other matters regarding Pengrowth Trust except Pengrowth Trust received a ruling from the IRS regarding the timeliness of its partnership election.

       A partnership generally is not treated as a taxable entity and incurs no United States federal income tax liability. Instead, as discussed below, each partner in an entity treated as a partnership for tax purposes is required to take into account his share of partnership income, gain, loss and deduction in computing his federal income tax liability, regardless of whether cash or other distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest. Each owner of trust units will be treated as a partner in Pengrowth Trust.

       Section 7704 of the Code provides that entities treated as publicly-traded partnerships such as Pengrowth Trust will, as a general rule, be taxed as corporations. However, an exception (the "qualifying income exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for the relevant taxable year and each preceding taxable year beginning after December 31, 1987, during which such partnership was in existence, consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends, rents from real property, and income and gains derived from the exploration, development, mining, production, processing, refining, transportation, or marketing of oil and gas. In the opinion of Carter Ledyard & Milburn LLP, income with respect to the royalty units issued by Pengrowth Corporation, to the extent attributable to qualifying income, will itself be treated as qualifying income. The income of Pengrowth Corporation is expected to consist primarily of income and gains derived from activities with respect to oil and gas that will result in qualifying income.

       Pengrowth Corporation has entered into (and intends to continue entering into) hedging transactions to protect the value of the royalty payments that it anticipates making to Pengrowth Trust. Based on certain factual representations relating to such transactions, Carter Ledyard & Milburn LLP is of the opinion that income from such transactions should constitute qualifying income.

       Based on certain factual representations made by Pengrowth Trust and the legal conclusions discussed above, Carter Ledyard & Milburn LLP is of the opinion that Pengrowth Trust has met the qualifying income exception since it first elected to be treated as a partnership for United States tax purposes in 1997. Pengrowth Trust expects that it will continue to meet the qualifying income exception in 2003 and thereafter. No assurance can be given that the qualifying income exception will in fact be met.

Possible Classification as a Corporation; PFIC

       If Pengrowth Trust fails to meet the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), Pengrowth Trust will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the qualifying income exception) in return for stock in that corporation, and then distributed that stock to the owners of our trust units in liquidation of their interests in Pengrowth Trust. That deemed transfer and liquidation would likely be taxable to the unitholders. Thereafter, Pengrowth Trust would be treated as a corporation for United States federal income tax purposes.

       If Pengrowth Trust were treated as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, its items of income, gain, loss and deduction would not be passed through to the unitholders. Instead, unitholders would be taxed upon the receipt of distributions, as either taxable dividend income (to the extent of Pengrowth Trust's current or accumulated earnings and profits calculated by reference to Pengrowth Trust's tax basis in its assets without regard to the price paid for trust units by subsequent unitholders) or (in the absence of earnings and profits) a non-taxable return of capital (to the extent of the unitholder's tax basis in the trust units) or taxable capital gain (after the unitholder's tax basis in the trust units is reduced to zero). In addition, should Pengrowth Trust be treated as a corporation, it is possible that it would be a considered a PFIC, in which case special rules (discussed below), potentially quite adverse to U.S. persons, would apply.

Consequences of Possible PFIC Classification

       A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to the applicable "look through" rules, either (1) at least 75 percent of its gross income is "passive" income (the "income test") or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the "assets test").

       Based upon factual representations made by Pengrowth Trust concerning, among other things, the nature of its assets, income and operations, Carter Ledyard & Milburn LLP is of the opinion that Pengrowth Trust, if classified as a corporation, would not be a PFIC. There are, however, legal uncertainties involved and, in addition, there is no assurance that the nature of Pengrowth Trust's assets, income and operations will continue in the same manner. Therefore, no assurance can be given that Pengrowth Trust is not now, and will not be in the future, a PFIC.

       If Pengrowth Trust were classified as a PFIC, for any year during which a unitholder owns trust units, he will generally be subject to special rules (regardless of whether Pengrowth Trust continues to be a PFIC) with respect to (1) any "excess distribution" (generally, any distribution received by him on trust units in a taxable year that is greater than 125 percent of the average annual distributions received by him in the three preceding taxable years or, if shorter, his holding period for the trust units) and (2) any gain realized upon the sale or other disposition of trust units. Under these rules:

  •
  the excess distribution or gain will be allocated ratably over the unitholder's holding period;

  •
  the amount allocated to the current taxable year and any year prior to the first year in which Pengrowth Trust was a PFIC will be taxed as ordinary income in the current year;

  •
  the amount allocated to each of the other taxable years in the unitholder's holding period will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

  •
  an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

       Certain elections may be available to a unitholder if Pengrowth Trust was classified as a PFIC. Pengrowth Trust will provide unitholders with information concerning the potential availability of such elections if it determines that it is or will become a PFIC.

       The discussion below is based on the assumption, consistent with the opinion of Carter Ledyard & Milburn LLP as discussed above, that Pengrowth Trust will be treated as a partnership for United States federal income tax purposes.

Tax Consequences of Trust Units Ownership

       Flow-through of Taxable Income.    Each unitholder will be required to report on his income tax return his share of the income, gains, losses and deductions of Pengrowth Trust without regard to whether corresponding cash distributions are received by him. Consequently, a unitholder may be allocated income from Pengrowth Trust even if he has not received a cash distribution from Pengrowth Trust. Each unitholder will be required to include in income his share for the taxable year of Pengrowth Trust ending with or within the taxable year of the unitholder. Such income will not qualify for taxation at the reduced rates for individuals that are currently applicable to certain corporate dividends.

       Pengrowth Trust intends to make available to each unitholder, within 75 days after the close of each calendar year, a Schedule K-1 containing his share of Pengrowth Trust's income, gain, loss and deduction for the preceding Pengrowth Trust taxable year.

       Pengrowth Trust treats the royalty between it and Pengrowth Corporation as a royalty interest for all legal purposes, including United Stated federal income tax purposes. Carter Ledyard & Milburn LLP has advised Pengrowth Trust, based upon existing authorities, that this treatment is supportable. However, the royalty indenture between Pengrowth Corporation and Computershare, as trustee, in some respects differs from more conventional "net profits" interests as to which the courts and the IRS have ruled, and as a result the matter is not free from doubt. It is possible that the IRS could contend, for example, that Pengrowth Trust should be considered to have a working interest in the properties of Pengrowth Corporation. If the IRS were successful in making such a contention, the United States federal income tax consequences to unitholders could be different, perhaps materially worse, than indicated in the discussion herein, which generally assumes that the royalty indenture will be respected as a royalty.

       Treatment of Distributions.    Distributions by Pengrowth Trust to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his trust units immediately before the distribution. Cash distributions in excess of his tax basis generally will be considered to be gain from the sale or exchange of the trust units, taxable in accordance with the rules described under "— Disposition of Trust Units in the Secondary Market" below.

       Basis of Trust Units.    A unitholder's initial tax basis for his trust units will be the amount he paid for the trust units. That basis will be increased by his share of Pengrowth Trust income and decreased (but not below zero) by distributions to him from Pengrowth Trust, by his share of Pengrowth Trust losses and deductions, and by his share of expenditures of Pengrowth Trust that are not deductible in computing its taxable income and are not required to be capitalized. See "— Disposition of Trust Units in the Secondary Market — Recognition of Gain or Loss."

       Limitations on Deductibility of Losses.    Although we do not expect losses, the deduction by a unitholder of his share of any losses of Pengrowth Trust will be limited to the tax basis in his trust units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to Pengrowth Trust's activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a trust unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

       In general, a unitholder will be at risk to the extent of the tax basis in his trust units, reduced by any amount of money he borrows to acquire or hold his trust units, if the lender of those borrowed funds owns an interest in Pengrowth Trust, is related to a person that owns an interest in Pengrowth Trust (other than the unitholder whose at risk amount is being considered), or can look only to the trust units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of his trust units increases or decreases.

       The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately to each entity such as Pengrowth Trust which is treated as a publicly-traded partnership. Consequently, any passive losses generated by Pengrowth Trust will only be available to offset passive income generated in the future by Pengrowth Trust and will not be available to offset income from other passive activities or investments, including Pengrowth Trust investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income may be deducted in full when he disposes of his entire investment in Pengrowth Trust in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

       A unitholder's share of net income from Pengrowth Trust may be offset by any suspended passive losses from Pengrowth Trust, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other entities treated as publicly-traded partnerships. Unitholders should consult their own tax advisors as to the applicability to them of all these limitations.

       Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment and (ii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or own trust units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

       Foreign Tax Credits.    Subject to the limitations set forth in the Code, United States persons may elect to claim a credit against their United States federal income tax liability for net Canadian income tax withheld from distributions received in respect of the trust units

(see "Certain Canadian Federal Income Tax Considerations"). Unitholders will also be entitled to claim a foreign tax credit for their share of any Canadian income taxes paid by Pengrowth Trust. Income from Pengrowth Trust will likely constitute foreign source "passive income" for purposes of the United States foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex and prospective purchasers are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credit. United States persons that do not elect to claim foreign tax credits may instead claim a deduction for their shares of Canadian income taxes paid by Pengrowth Trust or withheld from distributions by Pengrowth Trust.

Tax Treatment of Pengrowth Trust Operations

       Accounting Method and Taxable Year.    Pengrowth Trust uses the year ending December 31 as its taxable year and has adopted the accrual method of accounting for United States federal income tax purposes. Each unitholder will be required to include in income his share of Pengrowth Trust's income, gain, loss and deduction for the taxable year of Pengrowth Trust ending within or with the taxable year of the unitholder. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his trust units following the close of Pengrowth Trust's taxable year but before the close of his taxable year must include his share of Pengrowth Trust income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his share of more than one year of Pengrowth Trust income, gain, loss and deduction. See "— Disposition of Trust Units in the Secondary Market — Allocations Between Transferors and Transferees."

       Depletion.    Under the Code, a unitholder may deduct in his United States federal income tax return a cost depletion allowance with respect to the royalty units issued by Pengrowth Corporation to Pengrowth Trust. Unitholders must compute their own depletion allowance and maintain records of the adjusted basis of the royalty units for depletion and other purposes. Pengrowth Trust, however, intends to furnish each unitholder with information relating to this computation.

       Cost depletion is calculated by dividing the adjusted basis of a property by the total number of units of oil or gas expected to be recoverable therefrom and then multiplying the quotient by the number of units of oil and gas sold during the year. Cost depletion, in the aggregate, cannot exceed the initial adjusted basis of the property. In this connection, Pengrowth Trust intends to utilize a tax election available to it which will allow Purchasers of trust units in this offering to be entitled to depletion deductions based upon their purchase price for the trust units.

       The depletion allowance must be computed separately by each unitholder for each oil and gas property, within the meaning of Section 614 of the Code. The IRS is currently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. The royalty indenture between Pengrowth Corporation and Computershare, as trustee, burdens multiple properties. Accordingly, Pengrowth Trust intends to take the position that the properties subject to the royalty indenture constitute a single property for depletion purposes and the income from the net profits interest will be royalty income qualifying for an allowance for depletion. Carter Ledyard & Milburn LLP believes this position is consistent with the policy underlying the IRS position. Pengrowth Trust anticipates that it would change this position if it should be determined that a different method of computing the depletion allowance is required by law.

       Depreciation.    The tax basis of the various depreciable assets of Pengrowth Trust will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition, of such assets.

       Valuation of Pengrowth Trust's Properties.    Certain of the United States federal income tax consequences of the ownership and disposition of trust units will depend in part on Pengrowth Trust's estimates of the relative fair market value of its assets. Although Pengrowth Trust may consult from time to time with professional appraisers regarding valuation matters, Pengrowth Trust will itself make many of the relative fair market value estimates. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

       Section 754 Election.    Pengrowth Trust has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally require Pengrowth Trust, in the case of a sale of the trust units in the secondary market, to adjust the purchaser's tax basis in the assets of Pengrowth Trust pursuant to Section 743(b) of the Code to reflect his purchase price. This election does not apply to a person who purchases trust units directly from Pengrowth Trust in this Offering.

       A Section 754 election is advantageous if the subsequent purchaser's tax basis in his trust units is higher than his share of the aggregate tax basis to Pengrowth Trust of the assets of Pengrowth Trust immediately prior to the purchase. In such a case, as a result of the election, the purchaser would have a higher tax basis in his share of the assets of Pengrowth Trust for purposes of calculating depletion and depreciation. Conversely, a Section 754 election is disadvantageous if the subsequent purchaser's tax basis in such trust units is lower than his share of the aggregate tax basis of the assets of Pengrowth Trust immediately prior to the purchase. Thus, the fair market value of the trust units may be affected either favorably or adversely by the election.

       Transfers of Units to Employees or Directors of Pengrowth Corporation and Pengrowth Management. Under Pengrowth's trust unit option plan and the share appreciation rights plan, employees and directors of Pengrowth Corporation and Pengrowth Management may receive trust units for less than their fair market value on the date of issuance. The United States federal income tax treatment of such transfers to Pengrowth Trust and the unitholders is not clear. It is possible that the IRS could take the position that Pengrowth Trust should be treated as having disposed of a pro rata portion of all of its assets, equal in value to the amount of such discount, thereby recognizing taxable gain (or loss), which would flow through to unitholders. In such event, Pengrowth Trust may be entitled to an offsetting compensation deduction.

Disposition of Trust Units in the Secondary Market

       Recognition of Gain or Loss.    A portion of any amount realized on a sale or exchange of trust units in the secondary market (which portion could be substantial) will be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to the recapture of depletion or depreciation deductions. The difference between the balance of the amount realized and the unitholder's tax basis for the trust units sold will represent gain (or loss) on the disposition of the trust units. Ordinary income attributable to depletion deductions and depreciation recapture could exceed net taxable gain realized upon the sale of the trust units and may be recognized even if there is a net taxable loss realized on the sale of the trust units. Thus, a unitholder may recognize both ordinary income and a capital loss upon a taxable disposition of trust units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

       The IRS has ruled that a person who acquires interests in an entity such as Pengrowth Trust, which is treated as a partnership for United States federal income tax purposes, in separate transactions must maintain a single, combined adjusted tax basis for the interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be ratably allocated to the interests sold and retained. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, regulations allow a seller of such an interest who can identify the interest sold with an ascertainable holding period to elect to use that holding period. Thus, according to the ruling, a unitholder will be unable to select high or low basis trust units to sell as would be the case with corporate stock but, according to the regulations, may designate trust units sold for purposes of determining the holding period of the trust units sold. A unitholder electing to use this approach must consistently use that approach for all subsequent sales and exchanges of trust units. It is not clear whether the ruling applies to Pengrowth Trust because, similar to corporate stock, interests in Pengrowth Trust are readily ascertainable and are evidenced by separate certificates. A unitholder considering the purchase of additional trust units or the sale of trust units purchased in separate transactions should consult his own tax advisor regarding the application of this ruling and the regulations.

       Allocations Between Transferors and Transferees.    In general, Pengrowth Trust's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of trust units owned by each of them on the first business day of the month (the "allocation date"). However, gain or loss realized on a sale or other disposition of Pengrowth Trust assets other than in the ordinary course of business, and other extraordinary items, will be allocated among the unitholders on the allocation date in the month in which that gain or loss is recognized.

       Notification Requirements.    A unitholder who sells or exchanges trust units is required to notify Pengrowth Trust in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. Pengrowth Trust is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of trust units will be required to furnish statements to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that allocates the consideration paid for the trust units. This information will be provided by Pengrowth Trust. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

       Constructive Termination.    Pengrowth Trust will be considered to have been terminated for United States federal income tax purposes if there is a sale or exchange of 50% or more of the total trust units within a 12-month period. A termination of Pengrowth Trust will result in a decrease in tax depreciation available to the unitholders thereafter and in the closing of its taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Pengrowth Trust's taxable year may result in more than 12 months' taxable income or loss of Pengrowth Trust being includable in his taxable income for the year of termination. New tax elections would have to be made by Pengrowth Trust subsequent to a termination including a new election under Section 754 of the Code. Adverse tax consequences could ensue if Pengrowth Trust were unable to determine that the termination had occurred. Finally, a termination of Pengrowth Trust could result in taxation of Pengrowth Trust as a corporation if the qualifying income exception was not met in the short taxable years caused by termination. See "— Classification of Pengrowth Trust as a Partnership."

       Treatment of Trust Unit Lending and Short Sales.    A unitholder whose trust units are loaned to a "short seller" to cover a short sale of trust units may be considered as having disposed of ownership of those trust units. If so, he would no longer be a partner with respect to those trust units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any

Pengrowth Trust income, gain, deduction or loss with respect to those trust units would not be reportable by the unitholder, any cash distributions received by the unitholder with respect to those trust units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as owners of trust units and avoid the risk of gain recognition resulting from the application of these rules should modify any applicable brokerage account agreements to prohibit their brokers from borrowing or loaning their trust units.

       The Code also contains provisions affecting the taxation of some financial products and securities, including interests in entities such as Pengrowth Trust, by treating a taxpayer as having sold an "appreciated" interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or related persons enter into a short sale, an offsetting notional principal contract, or a futures or forward contract with respect to the interest on substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the interest, the taxpayer will be treated as having sold that portion if the taxpayer or a related person then acquires the interest or substantially identical property. The Secretary of Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Disposition of Trust Units by Redemption

       The tax consequences of a redemption of Trust Units are complex and depend in part upon whether some or all of a unitholder's Trust Units are redeemed. The tax consequences of a redemption of all of a unitholder's Trust Units should generally be the same as discussed above under "Disposition of Trust Units in the Secondary Market — Recognition of Gain or Loss." Unitholders contemplating a redemption of some or all of their Trust Units should consult their tax advisors.

Uniformity of Trust Units

       Because Pengrowth Trust cannot match transferors and transferees of trust units, it must maintain uniformity of the economic and tax characteristics of the trust units to a purchaser of these trust units. In the absence of uniformity, Pengrowth Trust may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory.

       A lack of uniformity can result from a literal application of some Treasury regulations. Any non-uniformity could have a negative impact on the value of the trust units.

Tax-Exempt Organizations and Regulated Investment Companies

       Employee benefit plans (including individual retirement accounts ("IRAs") and other retirement plans) and most other organizations exempt from federal income tax (each, a "TEO") are subject to federal income tax on unrelated business taxable income ("UBTI"). Because we expect substantially all income of Pengrowth Trust to be royalty income, rents from real property or interest, none of which is UBTI, a TEO should not be taxable on any income generated by ownership of the trust units except as described in the next paragraph. However, the royalty indenture between Pengrowth Corporation and Computershare, as trustee, is in several respects an unusual royalty indenture, for which there is no clear United States income tax guidance. It is possible that the IRS could contend that some or all of the income of Pengrowth Trust under the royalty indenture does not qualify as royalty income, but should instead be treated as UBTI. In addition, the classification of certain facilities owned by Pengrowth Trust as real property or personal property is a determination subject to uncertainty. If such facilities were determined to be personal property for United States federal income tax purposes, the rent derived therefrom would be UBTI to a TEO. Prospective purchasers of trust units that are TEOs are encouraged to consult their tax advisors regarding the foregoing.

       If the trust units constitute "debt-financed property" within the meaning of Code Section 514(b), then a portion of any interest, rents from real property and royalty income received by the TEO attributable to the trust units will be treated as UBTI and thus will be taxable to a TEO. Under Code Section 514(b), "debt-financed property" is defined as any property which is held to produce income and with respect to which there is acquisition indebtedness.

       A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources ("RIC qualifying income"). It is anticipated that substantially all of Pengrowth Trust's gross income will be non-RIC qualifying income. Furthermore, it is unclear whether gain from the sale of the trust units is properly treated as RIC qualifying income. Prospective purchasers of our trust units that are regulated investment companies are encouraged to consult their tax advisors regarding the impact of these rules on their status as regulated investment companies.

Administrative Matters

       Pengrowth Trust Information Returns.    Pengrowth Trust currently is not required to file a United States federal income tax return, since it has no gross income derived from sources within the United States or gross income which is effectively connected with the conduct of a trade or business within the United States. However, the IRS may require a unitholder to provide statements or other information necessary for the IRS to verify the accuracy of the reporting by the unitholder on its income tax return of any items of Pengrowth Trust's income, gain, loss, deduction, or credit. If Pengrowth Trust were to file a United States tax return in future tax years, the filing would change the manner in which they provide tax information to the unitholders and special procedures would also apply to an audit of such tax return by the IRS.

       Registration as a Tax Shelter.    The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that Pengrowth Trust is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, Pengrowth Trust has registered as a tax shelter with the Secretary of the Treasury because of the absence of assurance that it will not be subject to tax shelter registration and in light of the substantial penalties which otherwise might be imposed if it failed to register and it were subsequently determined that registration was required.

       The IRS has issued Pengrowth Trust the following tax shelter registration number: 99068000003.

       You must report this registration number to the IRS, if you claim any deduction, loss, credit, or other tax benefit or report any income by reason of your investment in Pengrowth Trust.

       You must report the registration number (as well as the name, and taxpayer identification number of Pengrowth Trust) on Form 8271. Pengrowth Trust's taxpayer identification number is 98-0185056.

       Form 8271 must be attached to the return on which you claim the deduction, loss, credit, or other tax benefit or report any income.

       Issuance of a registration number does not indicate that an investment in Pengrowth Trust or the claimed tax benefits have been reviewed, examined, or approved by the IRS.

       A unitholder who sells or otherwise transfers trust units must furnish the tax shelter registration number to the transferee. The penalty for failure of the transferor of a trust unit to furnish the registration number to the transferee is $100 for each such failure. The unitholders must disclose the tax shelter registration number of Pengrowth Trust on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by Pengrowth Trust is claimed or income of Pengrowth Trust is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

       Accuracy-Related Penalties.    In addition, a penalty equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion. Special rules exist for "tax shelters," a term that in this context does not appear to include Pengrowth Trust. In addition, Pengrowth Trust will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid any such penalty attributable to ownership of the trust units.

       Foreign Partnership Reporting.    A unitholder who contributes more than US$100,000 to Pengrowth Trust (when added to the value of any other property contributed to Pengrowth Trust by such person or a related person during the previous 12 months) in exchange for trust units, may be required to file Form 8865, Return of US Persons With Respect to Certain Foreign Partnerships, in the year of the contribution. There may be other circumstances when a unitholder is required to file Form 8865.

RISK FACTORS

       You should carefully consider the risk factors described under the heading "Risk Factors" in our Renewal Annual Information Form dated May 15, 2003 which is incorporated by reference in this prospectus. In addition, see the disclosure regarding the limitation on the ownership of trust units by non-residents of Canada under "Trust Units — Limitation on Non-Resident Ownership".

AUDITORS, TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the trust units is Computershare Trust Company of Canada at its principal offices in the cities of Montreal, Toronto, Calgary and Vancouver in Canada and Computershare Trust Company, Inc. in New York and Denver in the United States of America. The auditors of Pengrowth Trust are KPMG LLP, Chartered Accountants, Calgary, Alberta.

AVAILABLE INFORMATION

       Pengrowth Trust has filed with the United States Securities and Exchange Commission (the "SEC") a Registration Statement on Form F-10 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), with respect to the trust units offered hereby. This prospectus, which forms part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to Pengrowth Trust, and the trust units offered hereby, we refer you to the Registration Statement and to the exhibits filed therewith. Statements contained in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

       Pengrowth Trust is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the SEC, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different than those of the United States. As a "foreign private issuer," Pengrowth Trust is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and transactions in trust units by its officers, directors and principal shareholders are exempt from the reporting and liability provisions in Section 16 of the Exchange Act.

       Any information filed with the SEC can be obtained over the internet at the SEC's website at http://www.sec.gov, or can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

       The following documents have been filed or incorporated by reference as part of the Registration Statement filed with the SEC: (i) the documents listed in this prospectus under the caption "Documents Incorporated by Reference"; (ii) Reconciliation of Interim Consolidated Financial Statements of Pengrowth Energy Trust for the Three Months Ended March 31, 2003 to United States Generally Accepted Accounting Principles (Exhibit 4.7 to the Registration Statement); (iii) SFAS No. 69 Supplemental Reserve Information Exhibit 4.8 to the Registration Statement; (iv) the form of underwriting agreement for this offering; (v) the reserve report of Gilbert Laustsen Jung Associates Ltd. dated February 7, 2003 and effective December 31, 2002; (vi) consent of Gilbert Laustsen Jung Associates Ltd.; (vii) consent of KPMG LLP, Chartered Accountants; (viii) letter of KPMG LLP re compilation report; (ix) consent of Bennett Jones LLP; (x) consent of Fraser Milner Casgrain LLP; (xi) consent of Carter Ledyard & Milburn LLP; (xii) Consent of Scotia Capital Inc.; (xiii) amended and restated trust indenture dated as of June 17, 2003; (xiv) amended and restated royalty indenture dated as of June 17, 2003; (xv) amended and restated management agreement dated as of May 12, 2003; and (xvi) amended and restated unanimous shareholder agreement dated as of June 17, 2003. You can obtain copies of the documents incorporated herein by reference without charge from the Corporate Secretary of Pengrowth Corporation, Petro-Canada Centre — East Tower, 2900, 111 - 5th Avenue S.W., Calgary, Alberta T2P 3Y6, telephone (403) 233-0224.

ELIGIBILITY FOR INVESTMENT

       In the opinion of Bennett Jones LLP and Fraser Milner Casgrain LLP, subject to the assumptions outlined under the heading "Certain Canadian Federal Income Tax Considerations", the trust units offered under this prospectus are qualified investments under the Tax Act for trusts governed by RRSPs, RRIFs, RESPs and DPSPs.

       In the opinion of Bennett Jones LLP and Fraser Milner Casgrain LLP, subject to compliance with the prudent investment standards and general investment provisions of the following statutes (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals, and, in certain circumstances, the filing of such policies or goals, the trust units offered under this prospectus are not, at the date hereof, precluded as investments under the following statutes:

Insurance Companies Act (Canada)

Trust and Loan Companies Act (Canada)

Cooperative Credit Associations Act (Canada)

Pension Benefits Standards Act, 1985 (Canada)

Pension Benefits Standards Act (British Columbia)

Financial Institutions Act (British Columbia)

Alberta Heritage Savings Trust Fund Act (Alberta)

Employment Pension Plans Act (Alberta)

Insurance Act (Alberta)

Loan and Trust Corporations Act (Alberta)

The Pension Benefits Act, 1992 (Saskatchewan)

The Insurance Act (Manitoba)

The Pension Benefits Act (Manitoba)

The Trustee Act (Manitoba)

Pension Benefits Act (Ontario)

Trustee Act (Ontario)

Loan and Trust Corporations Act (Ontario)

an Act respecting insurance (Québec), for an insurer (as defined therein) incorporated under the laws of the Province of Québec, other than a mutual insurance association, an insurance fund, a guaranteed fund and a professional order, as such terms are defined therein an Act respecting trust companies and savings companies (Québec), for a trust company investing its own funds and deposits it receives and savings company (as defined therein) investing its own funds

Supplemental Pension Plans Act (Québec)

LEGAL MATTERS

       Certain legal matters in connection with this offering will be passed upon by Bennett Jones LLP, Calgary, Alberta, on behalf of Pengrowth Trust and by Fraser Milner Casgrain LLP, Calgary, Alberta on behalf of the Underwriters.

INTERESTS OF EXPERTS

       As of the date hereof, the partners and associates, as a group of each of Bennett Jones LLP and Fraser Milner Casgrain LLP beneficially own, directly or indirectly, less than 1% of our outstanding trust units. As of the date hereof, the directors and officers of Gilbert Laustsen Jung & Associates Ltd, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding trust units.

APPENDIX A

COMPILATION REPORT OF KPMG LLP AND UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS OF PENGROWTH TRUST

COMPILATION REPORT

To The Board of Directors of Pengrowth Corporation,
as Administrator of Pengrowth Energy Trust

       We have reviewed, as to compilation only, the accompanying unaudited pro forma combined statement of income for the year ended December 31, 2002. The pro forma combined statement of income has been prepared for inclusion in the short-form prospectus dated July 21, 2003, relating to the issue of trust units by Pengrowth Energy Trust. In our opinion, the unaudited pro forma combined statement of income has been properly compiled to give effect to the assumptions and adjustments described in the notes thereto.

(signed) KPMG LLP
Chartered Accountants

Calgary, Canada
July 21, 2003

COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

       The compilation report with respect to the unaudited pro forma combined statement of income for the year ended December 31, 2002, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the unaudited pro forma combined statement of income for the year ended December 31, 2002.

(signed) KPMG LLP
Chartered Accountants

Calgary, Canada
July 21, 2003

PENGROWTH ENERGY TRUST

PRO FORMA COMBINED STATEMENT OF INCOME

(Stated in thousands of dollars)
(unaudited)

	For the Year Ended December 31, 2002
	Pengrowth Energy Trust	New B.C. Properties	Adjustments	Pro Forma Combined
			(note 2)
REVENUES
Oil and natural gas sales	$482,301	$121,382		$603,683
Processing and other income	6,936			6,936
Crown royalties, net of incentives	(73,833)	(26,556)		(100,389)
Freehold royalties and mineral taxes	(6,774)	(159)		(6,933)

	408,630	94,667		503,297
Interest and other income	274			274

NET REVENUE	408,904	94,667		503,571
EXPENSES
Operating	129,802	15,285		145,087
Amortization of injectants for miscible floods	44,330			44,330
Interest	15,395		1,568	16,963
General and administrative	10,992			10,992
Management fee	6,567		1,985	8,552
Capital taxes	483		217	700
Depletion and depreciation	138,874		41,906	180,780
Future site restoration	13,355		3,189	16,544

	359,798	15,285		423,948

Income before the following	49,106	79,382		79,623
Royalty income attributable to royalty units other than those held by Pengrowth Energy Trust	39			39

Net Income	$49,067	$79,382		$79,584

Net income per unit — basic	$0.546			$0.744

— diluted	$0.545			$0.743

See accompanying notes to pro forma combined statement of income

PENGROWTH ENERGY TRUST
NOTES TO THE PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002

1.    BASIS OF PRESENTATION:

        For purposes of these financial statements "Pengrowth" refers to both Pengrowth Energy Trust ("EnergyTrust") and Pengrowth Corporation. On October 1, 2002 Pengrowth acquired all of the oil and natural gas assets in northern British Columbia held by Calpine Canada Natural Gas Partnership (the "B.C. Asset Package") for $387.5 million prior to adjustments. On October 4, 2002 Pengrowth sold a portion of the B.C. Asset Package to Progress Energy Ltd. for $25.4 million before adjustments. The oil and gas assets to be acquired by Pengrowth net of the assets sold to Progress Energy Ltd. are referred to herein as the "New B.C. Properties".

       The accompanying unaudited pro forma combined statement of income has been prepared by management in accordance with accounting principles generally accepted in Canada.

       The unaudited pro forma combined statement of income for the year ended December 31, 2002 has been prepared from the audited statement of income for Pengrowth for the year ended December 31, 2002, and the unaudited schedule of revenue and expenses for the New B.C. Properties for the nine months ended September 30, 2002.

       The pro forma combined statement of income is not necessarily indicative either of the results that actually would have occurred if the events reflected herein had taken place on the dates indicated or of the results which may be obtained in the future.

       It is the recommendation of management that this financial information should be read in conjunction with the financial statements and notes thereto of Pengrowth as at and for the year ended December 31, 2002, and the Schedule of Revenue and Expenses associated with the northern British Columbia oil and natural gas assets acquired from the Calpine Canada Natural Gas Partnership by Pengrowth Corporation.

2.    PRO FORMA TRANSACTION AND ASSUMPTIONS:

       The pro forma combined statement of income for the year ended December 31, 2002 gives effect to the transactions referred to above effective January 1, 2002 and the following:

  a)
  In accordance with the management agreement in effect during 2002, management fees have been calculated at the rate of 2.5% on incremental net revenue and increase by approximately $1,985,000.

  b)
  Capital taxes have been increased by $217,000 to reflect the impact of the increase in debt on federal large corporations tax, and an increase in B.C. capital tax as a result of the acquisition of the New B.C. Properties.

  c)
  A provision for depletion and depreciation and future site restoration based on combining reserves, production and cost of the property, plant and equipment under the full cost method of accounting for oil and gas properties.

  d)
  Additional interest expense of $1,568,000 from additional debt of $84,446,000.

3.    APPLICATION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPALS:

       The application of United States generally accepted accounting principles ("US GAAP") would have the following effects on the pro forma combined statement of income:

Year ended December 31, 2002:
Pro forma
($000)
Net income per pro forma combined statement of income	$79,584
Net income adjustments under US GAAP(1)	26,695

Pro forma net income under US GAAP	$106,279

Pro forma net income under US GAAP per unit:
Basic	$0.993

Diluted	$0.993

(1)
These adjustments reflect those made to the December 31, 2002 US GAAP reconciliation adjusted for the pro forma depletion rate.

APPENDIX B

AUDITORS' REPORT OF KPMG LLP AND
SCHEDULE OF REVENUES AND EXPENSES

AUDITORS' REPORT

To: The Board of Directors of Pengrowth Corporation,
as Administrator of Pengrowth Energy Trust

       At the request of Pengrowth Corporation, as Administrator of Pengrowth Energy Trust, we have audited the Schedule of Revenue and Expenses associated with the northern British Columbia oil and natural gas assets acquired from the Calpine Canada Natural Gas Partnership by Pengrowth Corporation for each of the years in the three-year period ended December 31, 2001. This financial information is the responsibility of Pengrowth Corporation's management. Our responsibility is to express an opinion on this financial information based on our audit.

       We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial information.

       In our opinion, this schedule present fairly, in all material respects, the revenues and expenses associated with the northern British Columbia oil and natural gas assets acquired from the Calpine Canada Natural Gas Partnership by Pengrowth Corporation for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

(signed) KPMG LLP

Chartered Accountants

Calgary, Canada
October 16, 2002

SCHEDULE OF REVENUE AND EXPENSES ASSOCIATED WITH THE NORTHERN BRITISH COLUMBIA OIL AND NATURAL GAS ASSETS ACQUIRED FROM CALPINE CANADA NATURAL GAS PARTNERSHIP BY PENGROWTH CORPORATION

(In Thousands of Dollars)

	Years ended December 31			Nine Months Ended September 30, 2002
	1999	2000	2001	2001	2002
				(Unaudited)
Revenue
Oil and gas revenues	$98,403	$203,483	$191,253	$159,143	$121,382
Royalties	(20,335)	(46,999)	(43,593)	(36,561)	(26,715)

	78,068	156,484	147,660	122,582	94,667
Operating Expenses	15,916	19,079	21,080	15,548	15,285

Excess of revenue over expenses	$62,152	$137,405	$126,580	$107,034	$79,382

NOTES TO THE SCHEDULE OF REVENUE AND EXPENSES ASSOCIATED WITH THE NORTHERN BRITISH COLUMBIA OIL AND NATURAL GAS ASSETS ACQUIRED FROM THE CALPINE CANADA NATURAL GAS PARTNERSHIP BY PENGROWTH CORPORATION

Nine month period ended September 30, 2002 (unaudited), and each of the years in the three year period ended December 31, 2001.

1.    BASIS OF PRESENTATION

        For purposes of these financial statements "Pengrowth" refers to both Pengrowth Energy Trust ("EnergyTrust") and Pengrowth Corporation. On October 1, 2002 Pengrowth acquired substantially all of the oil and natural gas assets in northern British Columbia held by Calpine Canada Natural Gas Partnership ("Calpine"). On October 4, 2002 Pengrowth sold a potion of the assets acquired from Calpine to Progress Energy Ltd.

       The Schedule has been prepared by Pengrowth based on information received from Calpine.

       The Schedule includes only those revenues, royalties and expenses directly related to the interest in the northern British Columbia oil and natural gas assets acquired from Calpine in the British Columbia assets less the revenues, royalties and expenses directly related to the oil and natural gas assets that were sold to Progress Energy Ltd., on October 4, 2002. It does not include any expenses related to general and administrative costs, interest expense, income and capital taxes or any provisions related to depreciation, depletion or site restoration and abandonments.

       The Schedule may not be indicative of the future revenues and expenses from the properties.

2.    SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Revenue recognition:

    Oil, natural gas and natural gas liquids sales are recorded at the time the product is delivered and sold.

  (b)
  Operating Expenses

    Operating expenses include all costs related to the lifting, gathering and processing of oil and natural gas.

3.    RECONCILIATION OF STATEMENT TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       There are no significant differences between Canadian and United States generally accepted accounting principles for this financial statement.

ALTERNATE CANADIAN PAGE

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

SHORT FORM PROSPECTUS

New Issue	July 16, 2003

PENGROWTH ENERGY TRUST
$144,075,000
8,500,000 Trust Units

This short form prospectus qualifies the distribution of 8,500,000 trust units of Pengrowth Energy Trust at a price of $16.95 per trust unit. Pengrowth Energy Trust is a publicly traded oil and gas royalty trust created in 1988 that is governed by the laws of the Province of Alberta. Pengrowth Energy Trust is not a trust company and is not registered under legislation governing trust companies as it does not carry on, or intend to carry on, the business of a trust company. Our trust units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act and are not insured under the provisions of that act or any other legislation.

Our outstanding trust units are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol PGF.UN and on the New York Stock Exchange (the "NYSE") under the symbol PGH. On July 15, 2003, the closing price of our trust units was $17.19 on the TSX and US$12.37 on the NYSE. The TSX and the NYSE have conditionally approved the listing of the trust units offered hereby, subject to Pengrowth Energy Trust fulfilling all of the requirements of such exchanges.

We pay distributions on the 15th day of each month to unitholders of record on the 10th business day preceding payment. Subscribers for trust units will be eligible to receive all distributions commencing August 15, 2003.

In the opinion of counsel, our trust units are, as of the date hereof, qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans (RRSPs), registered retirement income funds (RRIFs), registered education savings plans (RESPs) and deferred profit sharing plans (DPSPs) and are eligible for investment under certain statutes as set out under "Eligibility for Investment".

Price: $16.95 per Trust Unit

	Offering Price	Underwriters' Fee	Net Proceeds to Pengrowth Energy Trust(1)
Per Trust Unit	$16.95	$0.8475	$16.1025
Total	$144,075,000	$7,203,750	$136,871,250

Note:

(1)
Before deducting expenses of this offering estimated to be $300,000, which, together with the underwriter's fee, will be paid from the general funds of Pengrowth Trust.

RBC Dominion Securities Inc. (as lead underwriter), BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc., Scotia Capital Inc., Canaccord Capital Corporation, Dundee Securities Corporation, Raymond James Ltd., FirstEnergy Capital Corp. and Peters & Co. Limited, as principals, conditionally offer the trust units, subject to prior sale, if, as and when issued by us and accepted by them in accordance with the conditions contained in the underwriting agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters by Bennett Jones LLP, on our behalf, and by Fraser Milner Casgrain LLP, on behalf of the underwriters. Pengrowth Energy Trust may be considered to be a connected issuer under Canadian securities laws to RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc. and Scotia Capital Inc. as these underwriters are subsidiaries of Canadian chartered banks which are lenders to Pengrowth Corporation and to which Pengrowth Corporation is presently indebted. See "Relationship Between Pengrowth Corporation and Certain Underwriters".

The underwriters may over-allot or effect transactions which stabilize or maintain the market price of the trust units at levels other than those which might otherwise prevail in the open market. See "Plan of Distribution".

Subscriptions will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. Closing of this offering is expected to occur on or about July 23, 2003, or such later date as Pengrowth Energy Trust and the underwriters may agree, but in any event not later than July 31, 2003. Definitive certificates representing the trust units will be available for delivery at closing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ALTERNATE CANADIAN PAGE

2

ALTERNATE CANADIAN PAGE

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

       Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

ALTERNATE CANADIAN PAGE

CERTIFICATES OF PENGROWTH

Dated: July 16, 2003

       This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Québec, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

PENGROWTH ENERGY TRUST By: Pengrowth Management Limited, as Manager
(Signed) JAMES S. KINNEAR President & Chief Executive Officer	(Signed) CHARLES V. SELBY Corporate Secretary
On behalf of the Board of Directors
(Signed) JAMES S. KINNEAR Director	(Signed) GREGORY S. FLETCHER Director
By: Pengrowth Corporation, as Administrator
(Signed) JAMES S. KINNEAR President & Chief Executive Officer	(Signed) ROBERT B. HODGINS Chief Financial Officer
On behalf of the Board of Directors
(Signed) FRANCIS G. VETSCH Director	(Signed) JOHN B. ZAOZIRNY Director

C-1

ALTERNATE CANADIAN PAGE

CERTIFICATE OF THE UNDERWRITERS

Dated: July 16, 2003

        To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Québec, to our knowledge, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

RBC DOMINION SECURITIES INC.

By: (Signed) BRIAN K. PETERSEN

BMO NESBITT BURNS INC.

By: (Signed) SHANE C. FILDES

CIBC WORLD MARKETS INC.

By: (Signed) BRENDA A. MASON

TD SECURITIES INC.

By: (Signed) ALEC W. G. CLARK

NATIONAL BANK FINANCIAL INC.

By: (Signed) L. TREVOR ANDERSON

HSBC SECURITIES (CANADA) INC.	SCOTIA CAPITAL INC.
By: (Signed) DEBORAH J. SIMKINS	By: (Signed) ERIC MCFADDEN
CANACCORD CAPITAL CORPORATION	DUNDEE SECURITIES CORPORATION	RAYMOND JAMES LTD.
By: (Signed) STEPHEN J. MULLIE	By: (Signed) DAVID G. ANDERSON	By: (Signed) EDWARD J. BEREZNICKI
FIRSTENERGY CAPITAL CORP.	PETERS & CO. LIMITED
By: (Signed) MATTHEW D. JOSS	By: (Signed) BRADLEY P.D. FEDORA

C-2

ALTERNATE CANADIAN PAGE

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

       The Business Corporations Act (Alberta) provides that a corporation may, in certain circumstances, indemnify a director or officer of the corporation, a former director or officer of the corporation, a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, "Indemnified Persons") against all costs, charges and expenses incurred by any such Indemnified Person in respect of any civil, criminal or administrative proceedings to which he is made a party by reason of being or having been a director or officer of the corporation or other body corporate, if (a) he acted honestly and in good faith with a view of the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

       The by-laws of Pengrowth Corporation and Pengrowth Management Limited ("Pengrowth Management"), respectively, provide that they will indemnify Indemnified Persons of Pengrowth Corporation and Pengrowth Management, respectively, in the manner contemplated by the Business Corporations Act (Alberta).

       As contemplated by Section 124(4) of the Business Corporations Act (Alberta), each of Pengrowth Corporation and Pengrowth Management has purchased insurance against potential claims against the directors and officers of Pengrowth and Pengrowth Management, respectively, and against loss for which Pengrowth Corporation and Pengrowth Management, respectively, may be required or permitted by law to indemnify such directors and officers.

       Pursuant to the Amended and Restated Management Agreement (the "Management Agreement") dated as of May 12, 2003 among Pengrowth Corporation, Pengrowth Energy Trust, Computershare Trust Company of Canada and Pengrowth Management, Pengrowth Management and these persons having served as a director, officer or employee thereof shall be indemnified by Pengrowth Corporation (out of its assets and out of the royalty provided for in the Amended and Restated Royalty Indenture dated as of July 17, 2003 between Pengrowth Corporation and Computershare Trust Company of Canada, as trustee) for all liabilities and expenses arising from or in any matter related to the Management Agreement, so long as the party seeking such indemnification shall not be adjudged liable for or guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of duty to Pengrowth Corporation or Pengrowth Energy Trust, and shall not be adjudged to be in breach of any material covenants and duties of Pengrowth Management under the Management Agreement.

       Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS

Exhibit No.	Description
3.1	Underwriting Agreement.
3.2	Reserve Report of Gilbert Laustsen Jung Associates Ltd. dated February 7, 2003 and effective December 31, 2002.
4.1	Renewal Annual Information Form dated May 15, 2003, filed as Appendix A to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002 (the "40-F").*
4.2	Management's Discussion and Analysis for the fiscal years ended December 31, 2002 and 2001, filed as pages 40 to 53, of the 2002 Annual Report of the Registrant (Appendix B to the 40-F).*
4.3
Comparative financial statements for the years ended December 31, 2002 and 2001, together with the report of the auditors thereon, filed as pages 58 to 80 of the 2002 Annual Report of the Registrant (Appendix B to the 40-F).*
4.4
Information Circular — Proxy Statement dated March 12, 2003 for the Annual and Special Meeting of Trust Unitholders held on June 17, 2003 (excluding Schedule B-5 and those portions which appear under the headings "Part I — General Information for all Meetings — Executive Compensation — Performance Graph" and "Part II — Corporate Governance," which shall not be deemed to be incorporated by reference in this Registration Statement) furnished in the Registrant's Form 6-K Report for the period May 16, 2003 to May 28, 2003.*
4.5
Management's Discussion and Analysis for the three month period ended March 31, 2003, filed as Pages 4 to 9 of the Registrant's First Quarter Interim Report in its Form 6-K Report for the period May 27, 2003 to May 29, 2003.*
4.6
Comparative unaudited interim financial statements for the three month periods ended March 31, 2003 and 2002, filed as pages 10-17 of the Registrant's First Quarter Interim Report in its Form 6-K Report for the period May 27, 2003 to May 29, 2003.*
4.7	Reconciliation of Interim Consolidated Financial Statements of Pengrowth Energy Trust for the Three Months Ended March 31, 2003 to United States Generally Accepted Accounting Principles.
4.8	SFAS No. 69 Supplemental Reserve Information
5.1	Consent of Gilbert Laustsen Jung Associates Ltd.
5.2	Consent of KPMG LLP.
5.3	Letter of KPMG LLP re compilation report.
5.4	Consent of Bennett Jones LLP.
5.5	Consent of Fraser Milner Casgrain LLP.
5.6	Consent of Carter Ledyard & Milburn LLP.
5.7	Consent of Scotia Capital Inc.
6.1	Powers of Attorney (included in the signature pages of this Registration Statement).
7.1	Amended and Restated Trust Indenture dated as of June 17, 2003 between Pengrowth Corporation and Computershare Trust Company of Canada.
7.2	Amended and Restated Royalty Indenture dated as of June 17, 2003 between Pengrowth Corporation and Computershare Trust Company of Canada.
7.3	Amended and Restated Management Agreement dated as of May 12, 2003, among Pengrowth Corporation, the Registrant, Computershare Trust Company of Canada and Pengrowth Management Limited.
7.4	Amended and Restated Unanimous Shareholder Agreement dated as of June 17, 2003, among Pengrowth Management Limited, the Registrant, Pengrowth Corporation and Computershare Trust Company of Canada.

*
Incorporated by reference in this registration statement.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

       The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

       The Registrant is filing herewith an irrevocable consent and power of attorney on Form F-X.

       Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada, on July 21, 2003.

PENGROWTH ENERGY TRUST
By:	Pengrowth Corporation, Administrator
By:	/s/ JAMES S. KINNEAR James S. Kinnear President

POWER OF ATTORNEY

       Each person whose signature appears below hereby constitutes James S. Kinnear, Robert B. Hodgins and Charles V. Selby, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, on any and all amendments to this registration statement or any such subsequent related registration statement.

       Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 21, 2003 by the following persons in the capacities indicated.

Signature	Capacity*

/s/ JAMES S. KINNEAR James S. Kinnear	President, Chief Executive Officer and Director (Principal executive officer)
/s/ ROBERT B. HODGINS Robert B. Hodgins	Chief Financial Officer (Principal financial officer)
/s/ LIANNE BIGHAM Lianne Bigham	Controller (Principal accounting officer)
/s/ THOMAS A. CUMMING Thomas A. Cumming	Director
/s/ MICHAEL A. GRANDIN Michael A. Grandin	Director
/s/ FRANCIS G. VETSCH Francis G. Vetsch	Director
/s/ STANLEY H. WONG Stanley H. Wong	Director
/s/ JOHN B. ZAOZIRNY John B. Zaozirny	Director
/s/ JAMES S. KINNEAR James S. Kinnear	Authorized Representative in the United States

*
The Registrant is a trust and the persons (other than the Authorized Representative in the United States) are signing in their capacities as officers or directors of Pengrowth Corporation, the administrator of the Registrant.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Underwriting Agreement.
3.2	Reserve Report of Gilbert Laustsen Jung Associates Ltd. dated February 7, 2003 and effective December 31, 2002.
4.1	Renewal Annual Information Form dated May 15, 2003, filed as Appendix A to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002 (the "40-F").*
4.2	Management's Discussion and Analysis for the fiscal years ended December 31, 2002 and 2001, filed as pages 40 to 53, of the 2002 Annual Report of the Registrant (Appendix B to the 40-F).*
4.3
Comparative financial statements for the years ended December 31, 2002 and 2001, together with the report of the auditors thereon, filed as pages 58 to 80 of the 2002 Annual Report of the Registrant (Appendix B to the 40-F).*
4.4
Information Circular — Proxy Statement dated March 12, 2003 for the Annual and Special Meeting of Trust Unitholders held on June 17, 2003 (excluding Schedule B-5 and those portions which appear under the headings "Part I — General Information for all Meetings — Executive Compensation — Performance Graph" and "Part II — Corporate Governance," which shall not be deemed to be incorporated by reference in this Registration Statement) furnished in the Registrant's Form 6-K Report for the period May 16, 2003 to May 28, 2003.*
4.5
Management's Discussion and Analysis for the three month period ended March 31, 2003, filed as Pages 4 to 9 of the Registrant's First Quarter Interim Report in its Form 6-K Report for the period May 27, 2003 to May 29, 2003.*
4.6
Comparative unaudited interim financial statements for the three month periods ended March 31, 2003 and 2002, filed as pages 10-17 of the Registrant's First Quarter Interim Report in its Form 6-K Report for the period May 27, 2003 to May 29, 2003.*
4.7	Reconciliation of Interim Consolidated Financial Statements of Pengrowth Energy Trust for the Three Months Ended March 31, 2003 to United States Generally Accepted Accounting Principles.
4.8	SFAS No. 69 Supplemental Reserve Information
5.1	Consent of Gilbert Laustsen Jung Associates Ltd.
5.2	Consent of KPMG LLP.
5.3	Letter of KPMG LLP re compilation report.
5.4	Consent of Bennett Jones LLP.
5.5	Consent of Fraser Milner Casgrain LLP.
5.6	Consent of Carter Ledyard & Milburn LLP.
5.7	Consent of Scotia Capital Inc.
6.1	Powers of Attorney (included in the signature pages of this Registration Statement).
7.1	Amended and Restated Trust Indenture dated as of June 17, 2003 between Pengrowth Corporation and Computershare Trust Company of Canada.
7.2	Amended and Restated Royalty Indenture dated as of June 17, 2003 between Pengrowth Corporation and Computershare Trust Company of Canada.
7.3	Amended and Restated Management Agreement dated as of May 12, 2003, among Pengrowth Corporation, the Registrant, Computershare Trust Company of Canada and Pengrowth Management Limited.
7.4	Amended and Restated Unanimous Shareholder Agreement dated as of June 17, 2003, among Pengrowth Management Limited, the Registrant, Pengrowth Corporation and Computershare Trust Company of Canada.

*
Incorporated by reference in this registration statement.

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PENGROWTH ENERGY TRUST $144,075,000 (Canadian) 8,500,000 Trust Units
TABLE OF CONTENTS
EXCHANGE RATE TABLE
IMPORTANT TERMS USED IN THIS PROSPECTUS
PRESENTATION OF OUR RESERVE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
PENGROWTH ENERGY TRUST
RECENT DEVELOPMENTS
USE OF PROCEEDS
CAPITALIZATION OF PENGROWTH TRUST
TRUST UNITS
DISTRIBUTIONS
PLAN OF DISTRIBUTION
RELATIONSHIP BETWEEN PENGROWTH CORPORATION AND CERTAIN UNDERWRITERS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RISK FACTORS
AUDITORS, TRANSFER AGENT AND REGISTRAR
AVAILABLE INFORMATION
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
ELIGIBILITY FOR INVESTMENT
LEGAL MATTERS
INTERESTS OF EXPERTS
APPENDIX A COMPILATION REPORT OF KPMG LLP AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF PENGROWTH TRUST
APPENDIX B AUDITORS' REPORT OF KPMG LLP AND SCHEDULE OF REVENUES AND EXPENSES
SHORT FORM PROSPECTUS
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
CERTIFICATES OF PENGROWTH
CERTIFICATE OF THE UNDERWRITERS
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX